Exhibit 4.11

Share Purchase Agreement

between

The individuals listed in Schedule 1

as Sellers

and

Triterras Fintech Pte Limited

as Purchaser

relating to

the sale and purchase of the entire issued share capital of IB

Holdings Limited and one ordinary share in Techfin Solutions

FZCO

الطابق السابع، قرية البوابة، بناية 10 مركز دبي المالي العالمي، ص. ب 506688 دبي، الإمارات العربية المتحدة
Simmons & Simmons Middle East LLP Level 7, The Gate Village Building 10 Dubai International Financial Centre PO Box 506688 Dubai United Arab Emirates	T +971 (0)4 709 6600 F +971 (0)4 709 6601

CONTENTS

1.	Definitions and interpretation	1
2.	Sale and purchase	9
3.	Consideration	10
4.	Adjustments	10
5.	Earn-Out	10
6.	Sale to Third Party	11
7.	Conditions	12
8.	Pre-Completion	13
9.	Completion	14
10.	Post-Completion Obligations	15
11.	Warranties	15
12.	Purchaser warranties	18
13.	Indemnity	19
14.	Restrictive covenants	19
15.	Announcements	19
16.	Confidentiality	19
17.	Miscellaneous	20
18.	Law and Arbitration	23
SCHEDULE 1 : THE SELLERS		24
SCHEDULE 2		26
PART 1 : THE COMPANY		26
PART 2 : THE SUBSIDIARIES		26
SCHEDULE 3 : CONDITIONS PRECEDENT		28
SCHEDULE 4 : PRE-COMPLETION OBLIGATIONS		29
SCHEDULE 5 : COMPLETION OBLIGATIONS		31
SCHEDULE 6 : WARRANTIES		33
SCHEDULE 7 : RESTRICTIVE COVENANTS		53

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SCHEDULE 8 : ASSUMED CONTRACTS	55
SCHEDULE 9 : RELATED PARTY AGREEMENTS	57
SCHEDULE 10 : DISCLOSURE LETTER	58
SCHEDULE 11 : SELLERS’ BANK ACCOUNT	61

ii

THIS AGREEMENT is dated               May 2021 and made

BETWEEN:

(1)	THE INDIVIDUALS LISTED IN SCHEDULE 1, (the “Sellers”), individuals whose names and addresses are set out in the first column of Schedule 1; and
(2)

TRITERRAS FINTECH PTE LIMITED, (the “Purchaser”), a company registered in Singapore with registered company number 201801540M, and whose registered office address is at #23-02, Republic Plaza, Singapore.

In this Agreement, unless repugnant to the context or meaning hereof, the Sellers and the Purchaser shall be collectively referred to as the “parties” and individually as a “party”.

BACKGROUND:

The Sellers wish to sell and the Purchaser wishes to purchase the entire issued share capital of IB Holdings Limited and one ordinary share in Techfin Solutions FZCO on and subject to the terms of this Agreement.

THE PARTIES AGREE THAT:

1.	Definitions and interpretation

In this Agreement, unless the context otherwise requires, the provisions of this Clause 1 shall apply.

1.1	Definitions

In this Agreement:

“2020 Accounts” means the consolidated unaudited accounts of the Group Companies on the Accounts Date.

“2021 April Accounts” has the meaning given to it in Schedule 3.

“2021 Management Accounts” means the consolidated management accounts of the Group Companies dated 31 March 2021.

“Accounts Date” means 31 December 2020.

“Additional Consideration” means 20% of the Net Proceeds of a Qualifying Sale.

“ADGM” means the Abu Dhabi Global Market, a free zone in the United Arab Emirates.

“ADGM Portal” means the client portal for ADGM registered companies.

“Affiliate” means, in respect of any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person.

“Affiliated Persons” means in respect of any person, such person’s immediate family members (if such person is an individual), owners (including any principle, shareholders, or other person or entity having direct or indirect financial interest) officers, directors, partners, principles, employees, agent or any other person or entity directly or indirectly, controlled by, under common control with or acting on behalf of, such person.

“Agreed Form” means, in relation to any document, a document in the terms signed or initialled by or on behalf of the Purchaser and the Seller’s Representative for identification.

“Applicable Accounting Standards” means International Financial Reporting Standards (IFRS) as adopted by the International Accounting Standards Board.

“Assignment Agreement” means the unconditional assignments from all such employees, former employees, contractors or other third parties, as the Purchaser shall determine in its sole discretion, as necessary or useful to ensure that all Intellectual Property in the Platform are exclusively owned by the Group Companies.

“Assumed Contacts” means the contracts listed in Schedule 8.

“Audit Firms” means any of Baker Tilly, BDO, Crowe Horwath, Deloitte, Ernst & Young, Grant Thornton, KPMG, or Pricewaterhouse Coopers.

“Authorisation” means any licence, consent, permit, exemption, approval or other authorisation, whether public or private.

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national regional or local, including but not limited to, the ADGM authority and DSOA.

“Bad Leaver” means a Leaver who is dismissed for cause (as such is defined in the Employment Agreement) in accordance with his Employment Agreement.

“Business Day” means a day (other than a Friday or Saturday) on which banks are open for business in the United Arab Emirates.

“Central Bank Letter” means a letter to be sent to the UAE Central Bank in respect of the promotion and provision of factoring services by the relevant Group Companies, in a form acceptable to the Purchaser.

“Claim Notice” has the meaning given to it in Clause 11.7(A).

“Clawback Amount” has the meaning given to it in Clause 6.2(B).

“Clawback Notice” has the meaning given to it in Clause 6.2(A).

“Clawback Period” has the meaning given to it in Clause 6.2.

“Company” means IB Holdings Limited, the details of which are set out in Part 1 of Schedule 2.

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with the terms of this Agreement.

“Completion Date” has the meaning given to it in Clause 9.1.

“Completion Meeting” has the meaning given to it in Part 2 of Schedule 4.

“Completion Resolution” has the meaning given to it in paragraph 3 of Schedule 3.

“Conditions” means the conditions precedent set out in Clause 7.1 and Schedule 3 and “Condition” shall mean any one of them.

“Confidential Information” has the meaning given to it in Clause 16.1.

“Consultancy Agreement” means the consultancy agreement in the form to be agreed by the Parties to be entered into on or before Completion between Deepak KS and the Company.

“Continuing Provisions” means of Clause 1 (Definitions and Interpretation), Clause 8.2(B) and (C), Clause 15 (Announcements), Clause 16 (Confidentiality) and Clause 18 (Law and Arbitration).

“Control” (including, with its correlative meanings, the terms “Controlled by” and “under common Control with”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting  shares, by contract or otherwise. Without otherwise limiting the foregoing, Control shall be deemed to exist where a Person owns or holds, directly or indirectly, more than a 50% beneficial interest in another Person.

“Credit Facility Agreement” means the credit facility agreement between Advance Global Capital and IB Receivables SPV1 Limited dated 14 February 2019.

“Designated Bank Account” means the bank account to be provided by the Sellers’ Representative in accordance with Clause 3.1(C).

“Directors” means in relation to the Company or any of the Subsidiaries, its directors.

“Disclosed” means fully and fairly disclosed in this Agreement or the Disclosure Letter or the Updated Disclosure Letter with sufficient details to enable the Purchaser to identify the nature and scope of the matters disclosed.

“Disclosure Letter” means the disclosure letter dated the same date as this Agreement from the Sellers to the Purchaser in the form set out in Schedule 10.

“DSOA” means the Dubai Silicon Oasis Authority.

“Earn-Out Payment” has the meaning given to it in Clause 5.1.

“Earn-Out Payment Date” has the meaning given to it in Clause 5.3.

“E-Commerce Business” means the business whereby merchants registered on an e-commerce platform seeking financing are directed to the Platform and the Company provides financing to such merchants based on their credit score, pursuant to the partnership agreements entered into between the Company and:

(a)	Souq.com FZ LLC, dated 29 November 2020;
(b)	Delivery Hero Talabat DB LLC, dated 25 January 2021;
(c)	Zomato Media Private Limited (Dubai Branch), dated 08 November 2020; and

(d)	any other business as may be agreed in writing by the Purchaser and the Seller’s Representative.

“Employees” has the meaning given to it in paragraph 12.2(A) of Schedule 6.

“Employment Agreement” means the employment agreements effective as of the Payment Date in the form to be agreed by the Parties to be entered into between Techfin FZCO and each of Anand Nagaraj, Ashok Balasubramanian, Sumit Rungta.

“Encumbrance” includes any interest or equity of any person, including any claim, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

“Financial Year” means the financial year of the Company, which, as at the date of this Agreement, begins on 1 January and ending on 31 December.

“Group Companies” means the Company and the Subsidiaries and “Group Company” means any one of them.

“Indemnified Party” has the meaning given to it in Clause 13.

“Information Technology” means systems, network and/or other information technology (including a global network such as the world wide web and related sites) and any aspect or asset of a business that relies on any of the foregoing (whether embedded or otherwise).

“Intellectual Property” means patents, trademarks and other rights in any designs, including applications for business names; copyright; know-how; lists of suppliers and customers and any other information, right or thing having equivalent effect or otherwise of a similar nature to any of the foregoing (including under licences and consents).

“Intellectual Property Agreements” means agreements or arrangements relating in any way, whether wholly or partly, to Intellectual Property.

“Initial Consideration” has the meaning given to it in Clause 3.1(B).

“Invoice Bazaar” means Invoice Bazaar Forfaiting Services LLC, a limited liability company incorporated under the laws of the UAE as applied onshore in the Emirate of Dubai, with commercial registration number 765431 and whose registered office is at PO Box 341178, Dubai, UAE.

“IT Systems” means Information Technology owned and used by the Group.

“Law” or “Laws” includes all applicable legislation, statutes, judgments, decisions, decrees and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement.

“Leaver” means a Warrantor who ceases to be an employee of Techfin FZCO under his Employment Agreement.

“Long Stop Date” means 20 June 2021 or such other date as may be mutually agreed in writing by the Sellers’ Representative and the Purchaser.

“Losses” has the meaning given to it in Clause 13.

“Management Accounts” means the consolidated management accounts of the Group Companies for the relevant Financial Year.

“Material Adverse Effect” means any event, circumstance, change, effect or condition that, individually or in the aggregate, has or would reasonably be expected to:

(a)

have a materially adverse effect to the financial condition or operations of the Group Companies taken as a whole; provided, however, that none of the following changes will constitute, or will be considered in determining whether there has occurred, and no event, circumstance, change, effect or condition resulting from or arising out of any of the following will constitute, a Material Adverse Effect:

(i)

the announcement of the execution of this Agreement or the other Transaction Documents or the intended consummation of the transactions contemplated herein or therein in accordance with their respective terms (including any threatened or actual impact on any relationship with any customer, vendor, supplier or distributor of the Group Company’s business);

(ii)	any condition or change in economic conditions generally affecting the economy or the industries in which the Group Companies operate;
(iii)

natural or manmade disaster or other acts of God, or any national or international political or social conditions, including the engagement by the United Arab Emirates in hostilities, whether or not pursuant to the declaration of a national emergency, war or the occurrence of any military or terrorist attack on the United Arab Emirates or any of its territories, possessions, offices or military installations;

(iv)

any condition affecting financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or market index and any change in interest rates, commodity prices or foreign exchange rates);

(v)	COVID-19; and
(vi)

the taking of any action required or expressly permitted by this Agreement or the other Transaction Documents, including the completion of the transactions contemplated hereby and thereby in accordance with their respective terms, except, with respect to a matter described in any of the foregoing clauses (a)(ii)-(v) of this definition, to the extent such matter has or would reasonably be expected to have a disproportionate adverse effect on any Group Company relative to other comparable businesses operating in the industries in which the Group Companies operate; or

(b)	prevent any Seller from consummating, or materially impairs or delays the ability of any Seller to consummate, the transactions contemplated by this Agreement or another Transaction Document.

“Net Proceeds” has the meaning given to it in Clause 6.1.

“Net Proceeds Reduction” has the meaning given to it in Clause 6.2.

“New Directors” means the Purchaser’s Representative.

“Open Source Licence” means a licence for software, applications, computer programs, instructions for execution by a computer processor or other such products (including the code in such software, applications, computer programs, instructions or products) that requires the computer code to be generally: (a) disclosed in source code form to third parties; (b) licensed to third parties for the purpose of making derivative works; or (c) redistributable to third parties.

“Payment Date” means the date on which payment of the Initial Consideration is made by the Purchaser and which shall be no later than seven (7) calendar days from the Unconditional Date.

“Person” means any individual, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, incorporated organisation, governmental organisation, authority, agency or body or other entity and corporations, sole and aggregate.

“Platform” means the online supply chain finance platform owned by the Group.

“Pre-Completion Reorganisation” means the transfer of ownership of IB Receivables SPV1 Limited from the Group Companies to any other person or entity.

“Property” means the real estate and premises of the Group Companies that are used for the purposes of (or in relation to the) carrying on of its business, from time to time.

“Purchase Price” has the meaning given to it in Clause 3.1.

“Purchaser’s Representative” means Sreeramaswara Reddy Arapally a British citizen with passport no. 554311822.

“Qualifying Sale” means the sale by the Purchaser of the E-Commerce Business, which may include a business transfer, asset sale or any other means by which the Purchaser alienates the whole of the E-Commerce Business.

“Records” means the books, accounts, lists of customers and suppliers, credit reports, price lists, cost records, employee and tax records, documents of title and all the other documents, papers, records, data and information (however stored) of the Sellers relating to the Group Companies and their assets.

“Related Party Agreements” means the agreements set out in Schedule 9.

“Relevant Claim” means a claim by the Purchaser for any breach or alleged breach of the Warranties under Clause 11.7, Losses under Clause 13, or any other claim by the Purchaser under this Agreement.

“Relevant Claim Period” has the meaning given to it in Clause 11.7(A).

“Restricted Business” has the meaning given to it in Schedule 7.

“Revenue” shall mean (a) any fee income booked by a Group Company, (b) any interest income booked by a Group Company while lending on its books/on the books of Invoice Bazaar, (c) any spread income earned by the Group Company /the Purchaser on supply chain finance/receivables finance transactions sourced by the Group Company or any of the Warrantors, and (d) revenue booked but not yet realized will be treated as revenue.

“Rules” has the meaning given to it in Clause 18.2(A).

“Sale Shares” means the entire issued share capital of the Company and the Techfin FZCO Share.

“Sellers’ Representative” meaning given to it in Clause 17.9.

“Sellers’ Bank Account” in reference to a Seller means the US$ account with respect to such Seller as provided under Schedule 11.

“Sponsor” means Bootscape Representation LLC a limited liability company incorporated under the laws of the UAE as applied onshore in the emirate of Dubai with Licence Number 898850, whose registered office address is at No. 43-44, Property of Dubai Municipality, Al Fahidi, Bur Dubai, Dubai, UAE.

“Sponsor’s Shares” means all of the shares owned by the Sponsor in Invoice Bazaar.

“Subsidiaries” means the companies, details of which are set out in Part 2 of Schedule 2.

“Tax” means all forms of taxation, duties, levies, imposts and other similar impositions of any jurisdiction, whether central, regional or local (“taxes”) including (without limitation) stamp duty and other transaction or documentary taxes, social security and state pension contributions.

“Tax Authority” means any person, organisation or body entitled to enforce or collect Tax.

“Techfin FZCO” means Techfin Solutions FZCO a free zone company incorporated in the Dubai Silicon Oasis free zone, Dubai, UAE with commercial license number 1880.

“Techfin FZCO Share” means the one ordinary share in the capital of FZCO, ownership of which at the date of this Agreement is as set out in Schedule 1.

“Total Cumulative Revenue” means the Revenue of the Group Companies in the relevant Financial Year as provided in the Management Accounts.

“Transaction” means the acquisition by the Purchaser from the Sellers of the Sale Shares pursuant to the terms of this Agreement, or such similar transaction between the Purchaser and the Sellers (or their respective Affiliates or Affiliated Persons, as applicable) which has the same or a similar economic effect.

“Transaction Documents” means this Agreement, the Disclosure Letter, the Updated Disclosure Letter, Employment Agreements, Consultancy Agreement and any other document in the Agreed Form entered into by the Sellers at the same time as, pursuant to or in connection with this Agreement and “Transaction Document” shall mean any one of them.

“Warranties” means the warranties set out in Schedule 6.

“Warrantors” means each of Anand Nagaraj, Ashok Balasubramanian, and Sumit Rungta.

“UAE” means the United Arab Emirates.

“Unconditional Date” means the date on which the Conditions have been satisfied or waived in accordance with Clause 7.

“Updated Disclosure Letter” means an updated disclosure letter delivered by the Sellers to the Purchaser not less than two (2) Business Days before Completion to the reasonable satisfaction of the Purchaser.

“US$” means United States Dollars, the legal currency of the United States of America.

“Year 1 Revenue Milestone” means the Group Companies generating a Total Cumulative Revenue US$800,000 from the Payment Date.

“Year 2 Revenue Milestone” means the Group Companies generating a Total Cumulative Revenue of US$1,600,000 from the Payment Date.

1.2	Construction of certain references

In this Agreement:

(A)

every reference to a statutory provision or other Law shall be construed as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the date of this Agreement;

(B)

where any statement is to the effect that the Warrantors are not aware of any matter or circumstance, or is a statement qualified by the expression “so far as the Warrantors are aware” or “to the best of the Warrantors’ knowledge and belief” or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry and the same shall apply in relation to such statements as to the awareness or knowledge of any other person;

(C)

references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying that person and keeping it harmless from all Losses and will not include any indirect, incidental, special, punitive, consequential, or exemplary losses, damages or expenses of any nature including, but not limited to, losses, damages, claims, demands, fines, costs, expenses for lost profits, business, market capitalization or revenues or in any manner regardless of the form of action or the basis of the claim or whether or not the Warrantor has been advised of the possibility of such losses, damages, claims, demands, fines, costs, expenses including, without limitation, damages for loss of profits, loss of data, business interruption or any other commercial damages or losses. Where any payment made under any indemnity is subject to any tax or cost or expense which would not have been incurred by the payee but for the payment, it shall be increased by such amount as is necessary to ensure that the payee receives the same net amount as it would have received had the payment not been so subject;

(D)

references to any English Law or English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates to the English legal term in that jurisdiction;

(E)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(F)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word “including” shall be construed without limitation;

(G)	where an action to be performed under this Agreement falls for performance on a day which is not a Business Day, then such action shall be performed the next Business Day; and
(H)	references to time of day are references to that time in the Emirate of Dubai, UAE and references to a day are to a period of 24 hours running from midnight.
1.3	Joint and several liability

Except as otherwise stated all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into jointly and severally.

1.4	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Schedules

Each of the Schedules shall have effect as if set out in full in this Agreement.

2.	Sale and purchase
2.1	Sale and purchase
(A)

Subject to the terms of this Agreement, each of the Sellers shall sell and the Purchaser, or any such entity as it shall in its sole discretion appoint, shall purchase, free from Encumbrances and together with all rights attaching to the Sale Shares on or after the date of this Agreement, the entire legal and beneficial interest in the number of Sale Shares set opposite the Sellers’ name in the second column of Schedule 1.

(B)	Neither the Sellers nor the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.
2.2	Waiver of pre-emption rights

Each of the Sellers hereby waives any pre-emption rights he may have relating to the Sale Shares whether conferred by Law, any of the Group’s constitutional documents or otherwise.  Each of the Sellers agree to execute such other document as may be required by Law, any of the Group’s constitutional documents or otherwise.

3.	Consideration
3.1	Amount
(A)	The consideration for the purchase of the Sale Shares shall be the cash sum of US$6,000,000 plus the Earn-Out Payment (the “Purchase Price”).
(B)	The consideration for the purchase of the Sale Shares shall be satisfied by:
(1)	US$4,000,000 into the Sellers Bank Account on the Payment Date (the “Initial Consideration”);
(2)

US$1,000,000 into the Designated Bank Account the next Business Day immediately following the later of: (a) the date falling 12 months after the Payment Date; or (b) the date on which the Group Companies achieve the Year 1 Revenue Milestone; and

(3)

US$1,000,000 into the Designated Bank Account the next Business Day immediately following later of: (a) the date falling 24 months after the Payment Date; or (b) the date on which the Group Companies achieve the Year 2 Revenue Milestone.

(C)	The Sellers’ Representative shall deliver to the Purchaser the details of the Designated Bank Account within three (3) months of the Completion Date.
3.2	Apportionment

The Sellers acknowledge that payment of the Purchase Price by the Purchaser into the Sellers’ Bank Account or Designated Bank Account (as applicable), including, inter alia, Clauses 3, 5 and 6 as the case may be:

(A)	shall constitute a valid discharge of the Purchase Price; and
(B)	the Purchaser shall have no liability as regards the allocation of the Purchase Price between the Sellers.
4.	Adjustments

The Purchaser may set-off any amounts owing by the Sellers to the Purchaser under Clauses 6.2 and 11 against the Purchase Price subject to mutual agreement in writing between the Purchaser and the Sellers with respect to such set-off amount or pursuant to a judgment or order of a court or tribunal including an arbitration tribunal, none of which is made ex parte. For the avoidance of doubt, the Purchasers shall not be precluded from making a claim against the Sellers in the event that such set-off amount is not agreed.

5.	Earn-Out
5.1	Amount
(A)

Subject to the remainder of this Clause 5.1 and 5.2, for each US$2,500,000 of Total Cumulative Revenue that the Group Companies achieve on or before the second anniversary of the Payment Date, the Sellers together shall be entitled to receive US$500,000 as adjusted downwards pursuant to Clause 5.1(B) (each an “Earn-Out Payment”), up to an aggregate maximum amount of US$2,000,000.

(B)	If:
(1)	Anand Nagaraj voluntarily resigns in accordance with the terms of his Employment Agreement or he is a Bad Leaver; or
(2)	both of Ashok Balasubramanian and Sumit Rungta are Bad Leavers or voluntary resign in accordance with the terms of their Employment Agreement,

in each case, on or before an Earn-Out Payment Date, then the Sellers’ entitlement to any further Earn-Out Payment shall be forfeited, and the Purchaser shall have no further liability to the Sellers in connection with or arising out of any further Earn-Out Payment.

5.2	Calculation

At the end of each Financial Year quarter following the Payment Date, the Purchaser and the Sellers’ Representative (acting jointly) shall review the Management Accounts and agree the Total Cumulative Revenue achieved by the Group Companies during such calendar quarter. If the Purchaser and the Sellers’ Representative cannot agree the Total Cumulative Revenue within 10 Business Days of the end of the relevant Financial Year quarter, then the matter shall be referred to one of the Audit Firms for resolution within 30 Business Days of the date of the relevant Financial Year. The decision of such Audit Firm shall be final and binding on the parties and the parties acknowledge and agree that they shall not refer the matter to arbitration in accordance with Clause 18.2 in the event of further dispute. The cost of the audit by the Audit Firm under this Clause 5.2 shall be borne by the Company.

5.3	Payment

Any Earn-Out Payment shall be paid by the Purchaser into the Designated Bank Account within 20 Business Days of the agreement of such amount pursuant to Clause 5.2 (the “Earn-Out Payment Date”). Interest shall be payable at the rate of six (6) per cent per annum compounded quarterly on the relevant Earn-Out Payment in the event of the Purchaser’s failure to make payment on the Earn-Out Payment Date, which shall accrue from the date immediately following the Earn-Out Payment Date until payment is made by the Purchaser.

5.4	Sole Remedy

The Sellers’ sole remedy for any failure by the Purchaser to make the Earn-Out Payment in accordance with this Clause 5 and when the same falls due shall be a claim in damages.

6.	Sale to Third Party
6.1	Payment

If a Qualifying Sale occurs within 24 months of the Completion Date, the Purchaser shall pay the Additional Consideration to the Sellers into the Designated Bank Account, twenty Business Days after the proceeds of the Qualifying Sale (the “Net Proceeds”) have been received by the Purchaser.

6.2	Clawback

If, within two (2) years of payment of the Additional Consideration to the Sellers by the Purchaser in accordance with Clause 6.1 (“Clawback Period”), the Purchaser incurs any actual and direct monetary loss or expense in connection with a Qualifying Sale resulting in a reduction of the Net Proceeds (the “Net Proceeds Reduction”):

(A)

the Purchaser shall provide written notice, no later than the expiry of the Clawback Period, to the Seller’s Representative setting out details of the Net Proceeds Reduction, requesting repayment of an amount equal to 20 per cent of the Net Proceeds Reduction (the “Clawback Amount”), and the details of its bank account for the purposes of repayment of the Clawback Amount by the Sellers (the “Clawback Notice”); and

(B)

the Sellers shall jointly repay the Clawback Amount in accordance with the provisions of the Clawback Notice, Clawback Amount within 10 Business Days receipt of such notice by the Seller’s Representative.

7.	Conditions
7.1	Conditions

Completion is conditional upon the conditions precedent set out in Schedule 3 (the “Conditions”).

7.2	Satisfaction of the Conditions
(A)

The Sellers shall use their best endeavours to satisfy or procure the satisfaction of the Conditions set out in paragraphs 1 to 5 and 6 of Schedule 3 on or before the Long Stop Date, including the preparation of all necessary applications or filings, and providing all information required (or requested) to be provided by a relevant Authority.

(B)

The Sellers and the Purchaser shall cooperate to use all reasonable endeavours to satisfy or procure the satisfaction of the Conditions set out in paragraph 6 of Schedule 3 on or before the Long Stop Date, including preparing all necessary applications or filings, and providing all information required (or requested) to be provided by a relevant Authority.

(C)	Without prejudice to the generality of Clause 7.2, the Sellers undertake (on behalf of the Group Companies as appropriate):
(1)	that they will promptly provide any information requested by the Purchaser in relation to the satisfaction of the Conditions;
(2)	not to take or omit to take any action which would or might reasonably be expected to have the effect of impeding the satisfaction of the Conditions;
(3)

to provide reasonable notice to the Purchaser of all meetings, calls or other interactions with any relevant Authority and permit the Purchaser (or a representative of the Purchaser) to attend any such meeting, call or interaction;

(4)

to provide the Purchaser with drafts of any written filings, submissions, responses to enquires (or similar) any relevant Authority, permit the Purchaser a reasonable amount of time to review and comment on such documents and to make any amendments to the documents requested by the Purchaser; and

(5)	to disclose in writing anything that they become aware of to the Purchaser which will or may prevent any of the Conditions from being satisfied immediately upon becoming aware of the same.
7.3	Waiver of the Conditions

The Purchaser may waive in whole or in part all or any of the Conditions by notice in writing to the Sellers’ Representative.

7.4	Non-satisfaction of the Conditions

If any of the Conditions have not been satisfied or, as the case may be, waived by the Purchaser on or before 17:00 on the Long Stop Date, then this Agreement shall terminate except for the Continuing Provisions and no party shall make any claim against any other in that respect, save for any antecedent breach.

8.	Pre-Completion
8.1	Pre-Completion Obligations
(A)

The Sellers undertake to procure that between the date of this Agreement and Completion each Group Company shall carry on its business as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement, save as agreed in writing in advance by the Purchaser.

(B)	Without prejudice to the generality of Clause 8.1(A), the Sellers:
(1)	shall procure that each Group Company shall not, without the prior written consent of the Purchaser, perform any of the actions set out in paragraph 1 of Schedule 4 before Completion;
(2)

shall, and shall procure that each Group Company shall, not so, allow, or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were to be given at any and all times from the date of this Agreement until Completion;

(3)	shall procure that each Group Company shall maintain in force insurance policies as are currently maintained by each and any Group Company on the date of this Agreement;
(4)

shall, and shall procure that each Group Company shall, provide the Purchaser and its agents, upon reasonable notice, access to, and to take copies of, the books and records and documents of or relating in whole or in part to the Group; and

(5)	shall not enter into any transaction with any Group Company other than in the ordinary course of business.

8.2	Termination Rights
(A)	The Purchaser may terminate this Agreement by notice in writing to the Sellers’ Representative (except for the Continuing Provisions):
(1)

if the following is capable of being cured, on expiry of ten (10) Business Days of written notice to the Sellers’ Representative, or, if not capable of being cured, with immediate effect, if, at any point from the date of this Agreement until Completion:

(a)	a Material Adverse Effect occurs or an event occurs that could reasonably be expected to result in a Material Adverse Effect; or
(b)	there is a material breach of any other Warranty (or there would be a material breach of any other Warranty if it was given or repeated at the relevant time);
(2)

if, at any point from the date of this Agreement until Completion any Seller materially breaches any other obligation contained in this Agreement, and such material breach is not cured within 20 Business Days (to the reasonable satisfaction of the Purchaser) of receipt of written notice thereof from the Purchaser but only to the extent that such cure period does not exceed the Long Stop Date;

(3)	if a matter has been Disclosed in the Updated Disclosure Letter to the dissatisfaction of the Purchaser (acting in its sole discretion).
(B)

If the Purchaser has the right to terminate this Agreement pursuant to Clause 8.2(A) but elects to proceed to Completion, such election shall be without prejudice to its right to claim for breach of this Agreement or the Warranties.

(C)

In the event that the Purchaser, for convenience (and not due to the Sellers’ or the Company’s breach of this Agreement or on the occurrence of a Material Adverse Effect), fails to proceed to Completion after the Unconditional Date, the Purchaser shall be liable to pay to the Sellers a break fee of US$500,000.

9.	Completion
9.1	Date and place

Subject to Clause 9.3, Completion will take place on the date that all of the Completion obligations set out in Schedule 5 have been completed (the “Completion Date”).

9.2	Completion

On Completion the Parties shall fulfil their respective obligations as set out in Schedule 5.

9.3	Failure to complete

If the obligations of the Sellers and/or the Purchaser are not complied with on Completion the Purchaser, in the case of non-compliance by the Sellers, or the Sellers, in the case of non-compliance by the Purchaser, shall be entitled (without prejudice to the right to claim damages or other compensation) by written notice to the other to:

(A)

defer Completion to a date not more than 28 days after the date set by Clause 9.1 (and so that the provisions of this Clause 9.3, apart from this Clause 9.3(A), shall apply to Completion as so deferred) but provided that such deferral may occur only once unless the Parties mutually agree in writing to defer Completion to a mutually agreed date. In such case the Long Stop Date shall be automatically extended to the deferred date; or

(B)	effect Completion so far as practicable having regard to the defaults which have occurred; or
(C)	terminate this Agreement , except for the Continuing Provisions.
10.	Post-Completion Obligations
10.1	Within five (5) Business Days of the Completion Date, the Sellers and the Purchaser undertake to submit the Central Bank Letter to the UAE Central Bank.
10.2

The Sellers’ Representative shall take all such actions and do all such things to terminate the following agreements at such time post-Completion as the Purchaser may elect (acting in its sole discretion):

(A)	the Credit Facility Agreement;
(B)	the subordination agreement between IB Receivables SPV1 Limited, Techfin FZCO and Advance Global Capital Limited dated 25 March 2019;
(C)	the share pledge agreement between Mr. Anand Nagaraj, IB Receivables SPV1 Limited and Advance Global Capital Limited;
(D)	cancellation of the power of attorney dated 9 August 2020 given by the Sponsor to Anand Nagaraj; and
(E)

to procure that the Sponsor enters into any such nominee agreements on or before 15 August 2021 as may be required by the Purchaser as it shall in its sole discretion consider necessary, including, inter alia, enter into a call option in favour of it over the Sponsor’s Shares, all in a form acceptable to the Purchaser.

11.	Warranties
11.1	General
(A)

Subject to Clause 11.2, the Sellers jointly and severally warrant and represent to and for the benefit of the Purchaser in the terms of the Warranties at the date of this Agreement and each of the Warranties is given on the basis that it will remain true and accurate at all times up to and including Completion.

(B)	The Sellers jointly and severally acknowledge and accept that the Purchaser is entering into this Agreement in reliance on each of the Warranties.
11.2	Knowledge

The Warranties are given subject to matters Disclosed and no other information relating to any Group Company of which the Purchaser and/or its agents and/or its advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Purchaser or made on its behalf) shall prejudice or prevent any Relevant Claim made by the Purchaser under this Agreement or operate to reduce any amount recoverable.

11.3	Disclosure
(A)

In addition to the matters Disclosed, the Sellers shall immediately disclose in writing to the Purchaser any matter which may arise or become known to it after the date of this Agreement and before Completion:

(1)

which is materially inconsistent with any of the Warranties read together with the matters Disclosed or which makes, or might make, any of them inaccurate or misleading if they were given at any and all times from the date of this Agreement until Completion; or

(2)	which is a breach of Schedule 4; or
(3)	which is material to be known to the purchaser for determining the value of the Sale Shares.
(B)

Each Seller shall provide sufficient detail (including providing copies of any relevant notices or correspondence) to enable the Purchaser to make an accurate assessment of the situation and, if requested by the Purchaser, use its best endeavours to prevent or remedy the notified occurrence.

11.4	Warranties are independent

Each of the Warranties are separate and independent and, save as expressly provided, are not limited by reference to any other Warranty or any other provision in this Agreement.

11.5	Acknowledgement

The Purchaser acknowledges and agrees that:

(A)

the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Sellers and on which the Purchaser may rely in entering into this Agreement and other Transaction Documents; and

(B)

no other statement, promise or forecast made by or on behalf of the Sellers may form the basis of, or be pleaded in connection with, any Relevant Claim by the Purchaser under or in connection with this Agreement and other Transaction Documents.

11.6	Exclusions

The Warrantors shall not be liable in respect of a Relevant Claim to the extent that it relates to any liability or obligation on the part of a Group Company:

(A)	occasioned by any act or omission of the Purchaser or the Group Company after Completion; or
(B)

which would not have arisen but for a cessation, or any change in the nature or conduct, of any trade carried on by the Group Company at Completion, being a cessation or change occurring on or after Completion.

If the Warrantors have paid an amount in discharge of a Relevant Claim under this Agreement and the Purchaser is entitled to recover under an insurance policy a sum which indemnifies or compensates the Purchaser in respect of the Relevant Claim or the Purchaser recovers the amount claimed under the Claim Notice in respect of the Relevant Claim from any other person, then the Purchaser shall pay to the Warrantors as soon as practicable after receipt of an amount equal to any sum recovered under such insurance policy or from such other person, less any liabilities incurred by the Purchaser in recovering such amount.

11.7	Time limits and processes for bringing Relevant Claims
(A)

The Purchaser shall have a right to make a Relevant Claim on or before the expiry of 18 months from the Completion Date (“Relevant Claim Period”) by providing written notice of the Relevant Claim containing reasonable details of the circumstances which give rise to the Relevant Claim and the amount of the claim (“Claim Notice”). The Purchaser shall cease to have a right to make any Relevant Claim on the expiry of the Relevant Claim Period.

(B)

Within 20 Business Days of receipt of a Claim Notice, the Warrantors shall notify the Purchaser of its acceptance or rejection of the Relevant Claim under the Claim Notice. If the Warrantors accept the Relevant Claim under the Claim Notice, then the Warrantors shall pay the amount specified under Claim Notice to the Purchaser. If the Warrantors object to the matters set forth in the Claim Notice, then either Party can seek resolution of the dispute by proceeding under the dispute resolution process set forth under Clause 18.2 of this Agreement.

11.8	Monetary limits on Relevant Claims
(A)	The liability of the Warrantors under or in respect of any Relevant Claim by the Purchaser for any breach or alleged breach of the Warranties shall be limited as follows:
(1)

there shall be disregarded for all purposes any Relevant Claim in respect of which the amount of the damages to which the Purchaser would otherwise be entitled is less than US$50,000 for each Relevant Claim; and

(2)

the Purchaser shall not be entitled to recover any damages in respect of any Relevant Claim unless the amount of damages in respect of such breach or breaches exceeds in aggregate the sum of US$250,000 (in which event, the Warrantors shall be liable for the whole amount of such claim and not only the excess over such amount).

(B)	The maximum aggregate liability of the Warrantors in respect of all and any Relevant Claims shall not exceed 100% of the Purchase Price already paid under this Agreement to the Warrantors.
11.9	Notice of Relevant Claim

If the Purchaser becomes aware of a matter which is likely to give rise to a Relevant Claim, the Purchaser shall give notice of the relevant facts to the Warrantors as soon as reasonably practicable after becoming aware of those facts but such notice shall not impede the Purchaser’s right or ability to make a Relevant Claim.

11.10	Mitigation
(A)	Nothing in this Agreement shall be deemed to relieve the Purchaser from any duty to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Relevant Claim.
(B)

The Purchaser (in its capacity as a shareholder in the Group Company) and the Group Company shall each take such action as the Warrantors may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which would give rise to a Relevant Claim provided that any cost incurred by the Purchaser in taking such action shall be borne by the Warrantors.

11.11	Rescission

The Purchaser shall not be entitled to rescind this Agreement after Completion in any circumstances other than on account of material breach of Schedule 7 by the Warrantors.

11.12	No double counting

The Purchaser shall not be entitled to recover damages more than once in respect of any specific claim for breach of any of the Warranties or otherwise obtain reimbursement or restitution more than once in respect of any one breach of warranty or indemnity claim arising out of or in connection with the same circumstances.

11.13	Notice of Relevant Claim

If any Relevant Claim comes to the notice of the Purchaser or the Group Company by reason or in consequence of which the Warrantors may be liable under the Warranties, the Purchaser and the Group Company shall not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without prior written agreement of the Warrantors which shall not be unreasonably withheld or delayed.

12.	Purchaser warranties
12.1	The Purchaser warrants to the Sellers that as of the date of this Agreement and at Completion:
(A)	it is duly organised and validly existing under the laws of the jurisdiction in which it is incorporated;
(B)	it has the power and has taken all action necessary to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions they contemplate;
(C)	its obligations under this Agreement and the Transaction Documents to which it is a party are valid and binding and enforceable against it in accordance with their terms;
(D)	it is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due.

13.	Indemnity
13.1

After Completion, the Warrantors shall jointly and severally indemnify and keep indemnified the Purchaser and each Group Company (“Indemnified Party”) from and against all actual and direct actions, claims, demands and proceedings from time to time made against the Indemnified Party and all actual and direct losses, damages, payments, costs and expenses (including actual and reasonable legal costs and expenses as a full indemnity basis) (“Losses”) which the Indemnified Party incurs or sustains directly arising from:

(A)	material breach by the Warrantors of the Warranties set out in paragraphs 5.2, 5.3, and 6.2 of Schedule 6;
(B)	the Credit Facility Agreement;
(C)	the failure of the Sponsor to enter into the nominee agreements referenced in clause 10.2(E) on or before 15 August 2021; and
(D)

any entitlement of the Warrantors for end of service gratuity or similar benefits that have accrued under any contract of employment or in accordance with Law from the commencement date of employment up to and including the Payment Date.

13.2	For the avoidance of doubt, the Warrantors shall not be liable in respect of the indemnity given under Clause 13.1(C) for any Losses suffered by an Indemnified Party after 15 August 2021.
14.	Restrictive covenants

Post Completion, the Warrantors and the Sellers (where applicable) shall be subject to the restrictive covenants set out in Schedule 7. The Parties agree that the Sellers shall not be subject to the restrictive covenants set out in Schedule 7 or under the Employment Agreements in the event the Purchaser breaches its obligations under this Agreement to pay the Purchase Price, Earn Out-Payment or Additional Consideration in accordance with the provisions contained in this Agreement.

15.	Announcements

Any announcement of the sale and purchase of the Sale Shares or otherwise relating to the Transaction shall be agreed and made jointly between the Sellers and the Purchaser, save as required by Law or requested or required by any relevant Authority having jurisdiction over it and whether or not such request or requirement has the force of Law. In such an event, the party in question shall notify the other party of the requirement as soon as possible and to the extent reasonably practicable, before making the announcement, give a copy to the other party and discuss with them the terms of the announcement.

16.	Confidentiality
16.1	Restrictions
(A)	Subject to Clauses 15 and 16.2, each party shall:
(1)

treat as strictly confidential the provisions of this Agreement and the process of their negotiation and all information about any other party obtained or received by it as a result of negotiating, entering into or performing its obligations under this Agreement (“Confidential Information”); and

(2)

not, except with the prior written consent of each other party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.

(B)	These obligations shall survive Completion and shall be unlimited in point of time.
16.2	Permitted disclosures

Clause 16.1 shall not apply if and to the extent that the party using or disclosing Confidential Information can show that:

(A)

the disclosure or use is required by Law or is required or requested by any Authority (including any Tax Authority) having jurisdiction over it and whether or not the requirement or request has the force of Law;

(B)

the disclosure is to any Affiliate, officer, employee, agent, finance provider (or other financing party) or professional adviser of that party for the purposes of this Agreement or any matter arising out of it;

(C)

the same has become public knowledge otherwise than, directly or indirectly, through the breach by any party of Clause 16.1 or the failure of any such Affiliate, officer, employee, agent, finance provider (or other financing party) or professional adviser referred to above to keep the same confidential; or

(D)	in the case of a disclosure in respect of any Group Company by the Purchaser only, such disclosure is made on or after Completion.
17.	Miscellaneous
17.1	Assignment or transfer
(A)

This Agreement shall be binding upon and enure for the benefit of the legal heirs and successors to the parties but, save as provided in sub-clause (B), no party may assign this Agreement or any related rights without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

(B)

The Purchaser may at any time assign all or any part of its rights and benefits under this Agreement and any document referred to in this Agreement to (1) any transferee of the whole of or any part of the share capital of any Group Company; (2) any Affiliate of the Purchaser; or (3) with the Seller’s consent (which shall not be unreasonably withheld or delayed) to any person other than an Affiliate of the Purchaser.

(C)

In the event that the Purchaser assigns all or any part of its rights and benefits under this Agreement and/or any document referred to in this Agreement to any person other than Affiliate of the Purchaser with or without the Seller’s consent, then the obligation of the Purchaser to pay any unpaid Earn-Out Payments shall be accelerated and payable within 30 calendar days of such assignment.

(D)

In the event that the Purchaser transfers all or any part of the share capital of a Group Company to a third party transferee, then the Purchaser shall remain liable for the payment obligations under this Agreement to the Sellers.

17.2	Whole agreement and variations
(A)

This Agreement, together with any documents referred to in it, and the other Transaction Documents constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Agreement and other Transaction Documents.

(B)	This Agreement can only be varied in writing, signed by each of the parties and expressed to be a variation of this Agreement.
17.3	Agreement survives Completion

The Warranties and all other provisions of this Agreement, in so far as they have not been performed at Completion, shall remain in full force and effect after Completion subject to the provisions of this Agreement.

17.4	Further assurance

At any time after Completion the Sellers shall, at the request of the Purchaser and at the cost of the Company and/or Purchaser, take any actions, provide such assistance, and/or execute (or procure the execution of) such documents as the Purchaser may reasonably require in connection with this Agreement, including as may reasonably be necessary to transfer the Sale Shares to the Purchaser or its nominees and to give the Purchaser the full benefit of this Agreement.

17.5	Invalidity

If any provision of this Agreement is held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

17.6	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any counterpart. The delivery of signed counterparts by electronic mail in ‘portable document format’ (.pdf) shall be as effective as signing and delivering the counterpart in person.

17.7	Costs

Save as otherwise expressly provided in any Transaction Document, each party shall pay its own costs arising out of or in connection with the preparation, negotiation, execution and implementation of this Agreement. All costs arising out of or in connection with the preparation, negotiation and execution of this Agreement incurred by the Sellers and the Company shall be borne and paid by the Company up to a maximum aggregate amount of US$30,000, provided such costs have been paid to the relevant third party at least two (2) Business Days prior to Completion.

17.8	Notices
(A)	Any notice or other communication required to be given under or in connection with this Agreement shall, unless otherwise specifically provided, be in writing in the English language.
(B)	A communication shall be deemed to have been served:
(1)	if delivered by email, at the time at which it left the e-mail gateway of the party serving the notice (without such party receiving a mail delivery failure notification as its system); or
(2)

if sent by registered prepaid courier (or equivalent) to the address referred to in Clause 17.8(D), at the expiration of two Business Days after the time of posting (in which case, it will be sufficient for any party to show that, in the case of a notice sent by courier, that it was delivered to a representative of the courier).

(C)

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day), it shall be deemed to have been delivered at the next opening of such business hours in the territory of the recipient.

(D)	Any notice given to any party shall be sent to the address of the relevant party set out below:

For the Sellers’ Representative:
Name:	Anand Nagaraj
Address:	Villa 104, Alma 1, Arabian Ranches, Dubai, UAE
E-mail address:	anand.nagaraj@gmail.com
For the Purchaser:
Name:	Triterras Fintech PTE Limited
For the attention of:	Ram Arapally
Address:	#23-02, Republic Plaza, Singapore
E-mail address:	ram.arapally@triterras.com
CC:	Srinivas Koneru (Srinivas@triterras.com); Alvin Tan (Alvin@triterras.com)
(E)

Save as otherwise expressly set out in this Agreement, any notice or communication made by the Purchaser to the Sellers’ Representative shall be deemed to be a notice or communication that has effectively been served on each of the Sellers.

(F)	Any party to this Agreement may notify the other party/parties of any change to its address or other details specified or referred to in Clause 17.8(D) provided that the notification shall only be effective on the date specified in the notice or five Business Days after the notice is given, whichever is later.
17.9	Sellers’ Representative
(A)

The Sellers irrevocably appoint Anand Nagaraj (the “Sellers’ Representative”), who accepts this appointment, as agent to give and receive all notices and other documents, to receive and distribute any payments, to give all consents, to handle, dispute, settle or otherwise deal with any and all claims against the Sellers under this Agreement, to agree on any amendment to this Agreement, and, more generally, to exercise the rights and fulfil all obligations of the Sellers on their behalf under this Agreement.

(B)

The Sellers’ Representative shall be appointed for a period of five (5) years and shall not be revoked by the Sellers during such period. Anand Nagaraj hereby accepts and undertakes to act as Sellers’ Representative for such period. Any decision by the Sellers’ Representative under this Agreement shall bind the Sellers.

17.10	Third party rights

Except as otherwise expressly provided in this Agreement, no person who is not a party to this Agreement shall have any right to enforce any term of this Agreement, except to the extent expressly provided under Clause 17.1.

17.11	Waiver of claims

Each of the Sellers undertake to and for the benefit of the Purchaser that none of them will make or pursue any claim or action howsoever arising against any Group Company or any of the Employees in respect of any loss or liability the Sellers may incur pursuant to this Agreement (or any other document referred to in this Agreement) or otherwise in connection with the sale of the Sale Shares to the Purchaser or the preparation of the Disclosure Letter or the Updated Disclosure Letter.

18.	Law and Arbitration
18.1	Governing Law

This Agreement and any non-contractual obligations arising from or in connection with it shall be governed by English law and this Agreement shall be construed in accordance with English law.

18.2	Arbitration
(A)

Any dispute that arises between the Parties out of or in connection with this Agreement, including, but not limited to, any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the DIFC-LCIA Arbitration Centre (the “Rules”), which Rules are deemed to be incorporated herein.

(B)	The seat (or legal place) and the venue of arbitration shall be in the Dubai International Financial Centre, United Arab Emirates.
(C)	The language of the arbitration shall be English.
(D)	The number of arbitrators shall be one.

Schedule 1: THE SELLERS

The Company
(1)	(2)	(3)	(4)
Name, nationality, passport no. and address of Sellers	Number of Sale Shares held	Percentage of Sale Shares held (correct to 2 decimal places)	Percentage of the Purchase Price
Anand Nagaraj, an Indian national with passport number Z2550250, whose residential address is at Villa 104, Street 1, 664-Arabian Ranches, Dubai, UAE	2,554,497	51.08%	51.09%
Ashok Balasubramanian, an Indian national with passport number N5087081, whose residential address is at Villa 38, Palm Groves 1, 600 Nad Al Shiba, PO Box 126100, Dubai, UAE	350,963	7.02%	7.02%
Sumit Rungta, an Indian national with passport number Z3582026, whose residential address is at Flat 1301, Tower 02, 345 Burj Dubai Development, PO Box 749, Dubai, UAE	340,982	6.82%	6.82%
Ashish Kirat Desai, an Indian national with passport number Z3069909, whose residential address is at Villa No. 30 18A, 357 Al Safa Second, PO Box 26025, Dubai, UAE	333,965	6.68%	6.68%
Allwyn D’Souza, an Indian national with passport number Z3079896, whose residential address is at Flat No. 403, Floor No. 4, Saleh Omar Bin Bin Haider Building, Liwara 1, PO Box 21040, Ajman, UAE	729,965	14.60%	14.60%

Tsegaye Alayamehu Gebremariam, an Ethopian national with passport number EQ0016266, whose residential address is at Villa No. B-63, 600 (Academic City Rd) Nad Al Shiba, PO Box 42034, Dubai, UAE	125,000	2.50%	2.50%
Dharmil Chandrakant Gandhi, an Indian national with passport number Z2699619, whose residential address is at Flat 1007, Al Zarooni Building, 241 Al Nahda Second, PO Box 58526, Dubai, UAE	375,362	7.51%	7.51%
Archana Shankar, an Indian national with passport number T3928860, whose residential address is at Villa No. 23, 373 Al Barsha First, PO Box 47366, Dubai, UAE	189,266	3.79%	3.79%

Techfin FZCO
(1)	(2)	(3)	(4)
Name, nationality, passport no. and address of Sellers	Number of Sale Shares held	Percentage of Sale Shares held (correct to 2 decimal places)	Percentage of the Purchase Price
Anand Nagaraj, an Indian national with passport number Z2550250, whose residential address is at Villa 104, Street 1, 664-Arabian Ranches, Dubai, UAE	1	1%	1%

Part 1: THE COMPANY

Name:	IB Holdings Limited
Registration Number:	000004555
Date of incorporation:	08 October 2020
Place of incorporation:	Abu Dhabi Global Market, Abu Dhabi, United Arab Emirates
Registered Office:	Office 2458, Level 24, Al Sila Tower, Abu Dhabi Global Market, Al Marayah Island, United Arab Emirates
Type of company:	private company limited by shares
Issued Capital:	5,000,000
Shareholders:	8
Directors:	Anand Nagaraj
Secretary:	N/A
Accounting Reference Date:	31-Dec-2021
Auditors:	N/A

Part 2: THE SUBSIDIARIES

Name:	Invoice Bazaar Forfaiting Services LLC
Registration Number:	765431
Date of incorporation:	30 August 2016
Place of incorporation:	Al Mankhool, Dubai, United Arab Emirates
Registered Office:	HB20-037B, Trade Core Business Centre, Al Mankool, Dubai, United Arab Emirates
Issued Capital:	300,000
Registered Shareholders:	IB Holdings Limited and Bootscape Representation LLC
Directors:	Anand Nagaraj
Secretary:	N/A
Accounting Reference Date:	31-Dec-2020

Auditors:	N/A

Name:	Techfin Solutions FZCO
Registration Number:	1880
Date of incorporation:	22 November 2015
Place of incorporation:	Dubai Silicon Oasis free zone, Dubai, United Arab Emirates
Registered Office:	DSO-DDP-A5-D-OFF-3019, Dubai Silicon Oasis, Dubai, United Arab Emirates
Issued Capital:	10,000
Registered Shareholders:	IB Holdings Limited and Anand Nagaraj
Directors:	Anand Nagaraj
Secretary:	Anand Nagaraj
Accounting Reference Date:	31-Dec-2020
Auditors:	N/A

Schedule 3: CONDITIONS PRECEDENT

Completion is conditional upon:

1.	delivery of the consolidated accounts of the Group Companies dated as of 30 April 2021 (the “2021 April Accounts”), the form and content of which is in a form satisfactory to the Purchaser;
2.

the passing by the Company of a resolution of the board of directors to approve (with effect from Completion) (i) the sale of the Sale Shares, without material amendments thereto; and (ii) the appointment of the New Directors or such persons as the Purchaser may reasonably nominate shall be appointed as directors and as the secretary of the Company (“Completion Resolution”);

3.

no Authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered into any legal requirement or order (whether temporary, preliminary or permanent) that has the effect, or would have the effect, of making the Transaction illegal or otherwise restraining, enjoining or prohibiting completion of the Transaction;

4.	the execution of the Employment Agreements and the Consultancy Agreement by the relevant parties thereto; and
5.	in a form satisfactory to the Purchaser as it, acting in its sole discretion, may consider necessary, evidence of:
(A)	the Pre-Completion Reorganisation having been completed;
(B)	termination of the Related Party Agreements;
(C)	renewal of the services agreement entered into between Invoice Bazaar and the National Bank of Ras Al Khaimah dated 21 January 2019; and
(D)	the Sellers procuring entry into the Assignment Agreement by any persons required by the Purchaser and the Company.

Schedule 4: PRE-COMPLETION OBLIGATIONS

1.	The Sellers shall procure that, save with the prior written consent of the Purchaser no Group Company shall:
1.1	terminate or vary any term of the Assumed Contracts; or
1.2	do or cause to be done, any act or omission that would cause any Authorisation to lapse, be revoked or suspended or otherwise be breached or become invalid;
1.3

enter into any contract or commitment or do anything which is out of the ordinary course of its business or which materially affects the assets or liabilities of any of such companies or their ability to carry on their respective businesses; or

1.4

make any alteration to its memorandum and articles of association (or equivalent constitutional documents) or any other document or agreement establishing, evidencing or relating to its constitution or operation; or

1.5	alter the nature or scope of its business; or
1.6

manage its business otherwise than in accordance with its business and trading policies and practice to date as disclosed to the Purchaser, except as may be necessary to comply with changes in the Law; or

1.7	enter into any agreement or arrangement or permit any action as a result of which another company becomes its subsidiary or subsidiary undertaking; or
1.8	issue any share or loan capital; or
1.9	enter into or amend any transaction other than on arms’ length terms and for full and proper consideration; or
1.10	acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other person; or
1.11

dispose of (whether by one transaction or by a series of transactions and whether or not in the ordinary course of business) the whole or any substantial or material part of its business, undertaking or (except in the ordinary course of business) any other of its assets; or

1.12	incur any capital expenditure in excess of US$100,000; or
1.13

incur any indebtedness in excess of US$100,000 or take out any loans, borrowings or other forms of funding or financial facility or assistance, or enter into any foreign exchange contracts, interest rate swaps, collars, guarantees or agreements or other interest rate instruments or any contracts or arrangements relating to derivatives or differences, or in respect of which the financial outcome is to any extent dependent upon future movements of an index or rate of currency exchange or interest, or in the future price of any securities or commodities (or amend or vary any of the foregoing); or

1.14	grant or amend any loans or other financial facilities or assistance to any person; or

1.15	grant any guarantee or indemnity for the benefit of any person; or
1.16	create or allow to subsist any Encumbrance over the whole or any part of its undertaking, property or assets (other than as disclosed in the Disclosure Letter or the Updated Disclosure Letter); or
1.17	enter into or amend any joint venture, partnership or agreement or arrangement for the sharing of profits or assets; or
1.18

enter into any death, retirement, profit sharing, bonus, share option, share incentive or other scheme for the benefit of any of its officers or employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any key man insurance; or

1.19	commence, compromise or discontinue any legal or arbitration proceedings (other than routine debt collection); or
1.20	alter or agree to or prematurely repay or prepay any loans, borrowings or other financial facilities or assistance made available to it; or
1.21

terminate the employment or office of any of its directors, officers or senior employees (meaning an employee whose present gross annual remuneration exceeds US$60,000) or appoint any new director, officer or senior employee or consultant or materially alter the terms of employment or engagement of any director, officer, senior employee or consultant; or

1.22	declare, make or pay any dividend or distribution (whether of capital or of profits) or make any capital reduction (howsoever effected); or
1.23

make or permit any amendment, variation, deletion, addition, renewal or extension to or of, or terminate or give any notice or intimation of termination of, any contract or arrangement under which the aggregate amount payable or receivable by any Group Company exceeds US$100,000 or breach or fail to comply in any material respect with the terms of any contract or arrangement; or

1.24

pay any remuneration, fee or other sum to any Seller, any person connected with or controlled by any Seller (other than remuneration properly accrued or due or reimbursement of business expenses properly incurred, in each case as disclosed in the Disclosure Letter or the Updated Disclosure Letter); or

1.25	permit any insurance policies of any Group Company to lapse or do anything which would make any such insurance policy void or voidable; or
1.26	enter into any agreement or obligation to do any of the above.
2.	At least two (2) Business Days prior to Completion, the Sellers shall deliver (or procure the delivery of) the Updated Disclosure Letter to the Purchaser.

Schedule 5: COMPLETION OBLIGATIONS

For Completion the following actions shall be undertaken by the Parties:

1.

The Purchaser shall (i) in satisfaction of its obligations at Clause 3.1(B)(1), pay the Initial Consideration by telegraphic transfer to the Seller’s Bank Account, (ii) provide the Sellers’ evidence of irrevocable transfer of the Initial Consideration, and (iii) deliver to the Seller all documents as may be required by the Seller for undertake its obligations under remaining paragraphs of this Schedule 5.

2.

The Sellers shall upon receipt of evidence of irrevocable transfer of the Initial Consideration and documents from the Purchaser under paragraph 1(iii) above instruct their agent to undertake the following:

(i)	In respect of the Company:
(A)	notify the Transaction to the ADGM Registrar of Companies by way of submission by the Sellers of share transfer forms in respect of the Sale Shares;
(B)	upload the following documents to the ADGM Portal:
(a)	the Completion Resolution;
(b)	the updated register of members and directors;
(c)	a certified copy of the certificate of incorporation or registration of the Purchaser;
(d)	the declaration form generated via the ADGM Portal; and
(e)	such other documents as may be requested or required by the ADGM.
(C)	pay the US$100 fee required to update the records of the Company via the ADGM Portal; and
(D)	update the ADGM Portal to reflect the Transaction and the appointment of the New Directors.
(ii)	In respect of Techfin FZCO:
(A)

the submission of an application to transfer the Techfin FZCO Share to the Purchaser on the online companies portal for Techfin FZCO, together with submission of all required documents to effect the share transfer and payment of the required fee to the DSOA;

(B)

within 50 Business Days of the approval of the DSOA having been obtained, the Sellers and the Purchaser’s Representative shall attend a meeting before the DSOA (the “Completion Meeting”), if required by DSOA;

(C)	at the Completion Meeting, the Sellers shall provide the DSOA with the following:
(a)	the updated share certificates of Techfin FZCO; and

(b)	the Completion Resolution, which shall be executed at the Completion Meeting.
(D)	at the Completion Meeting, the Purchasers shall provide the DSOA with the following:
(a)	a board/shareholder resolution of the Purchaser approving the acquisition of the Techfin FZCO Share, notarized and attested by the UAE Consulate; and
(b)	the memorandum & articles of association, certificate of formation and license (if any) of Purchaser, notarized and attested by the UAE Consulate.
3.	At Completion, the Sellers shall deliver (or procure the delivery) to the Purchaser:
(A)	in respect of the Company, evidence of the ADGM Portal and in respect of Techfin FZCO evidence of the register of members reflecting the Purchaser as the owner of the Sale Shares;
(B)	a certified to be a true copy by a director or secretary of the Company of the Completion Resolution;
(C)	deliver or make available to the Company:
(a)	the Platform;
(b)	such originals (including digitally signed versions) of the Assumed Contracts as are in the possession or control of the Sellers;
(c)	the Records by providing administrative log-in details to Zoho Books; and
(d)	the online banking login details for all bank accounts of all of the Group Companies.
4.	At Completion, there shall be delivered or made available to the Purchaser:
(A)	the certificate of incorporation (and, where relevant, any certificate of incorporation on change of name) and any seals of the Company;
(B)	the register of members and other statutory registers, minute books and stamps of the Company duly made up to Completion; and
(C)	all books of accounts and documents of record and all other documents in the possession, custody or control of the Sellers in connection with the Company, all complete and up to date.

Schedule 6: WARRANTIES

1.	The Group Companies and the Sellers
1.1	Capacity and Authority

Each of the Sellers has full power and authority to enter into and perform each of the Transaction Documents and may execute and deliver and perform his obligations under the same without requiring or obtaining the consent of any other person or Authority.

1.2	Enforceability
(A)	Each of the Transaction Documents when executed by the Sellers constitutes valid, binding and enforceable obligations of each of the Sellers in accordance with its terms.
(B)

The execution, delivery and performance of, and compliance with the terms of, each of the Transaction Documents will not result in a conflict, breach or default which is material in the context of the transaction the subject of this Agreement, with, of or under:

(1)	any instrument to which any Seller is a party or by which it is bound; or
(2)	any order, judgment or decree, or undertaking given to any Authority or person, which applies to or by which any Seller or any of its property is bound.
1.3	Insolvency / Bankruptcy
(A)

No Group Company has made or proposed any arrangement or composition with its creditors or any class of its creditors and no Group Company is and, so far as the Warrantors are aware, has been at any time insolvent, or unable to pay its debts within the meaning of the insolvency legislation applicable to the Group Companies and no Group Company has stopped paying its debts as they fall due.

(B)	None of the Sellers:
(1)	has had a bankruptcy petition presented against him or been declared bankrupt;
(2)	is unable to pay debts as they fall due;
(3)	has been declared unable to pay its debts under applicable law; and/or
(4)	has commenced negotiations with its creditors.
1.4	Ownership of the Sale Shares

Each of the Sellers is the registered and sole beneficial owner of the number of Sale Shares set out against his name in Schedule 1 and has the right to transfer entire legal and beneficial title to those Sale Shares free from any Encumbrances in accordance with the terms of this Agreement.

1.5	Liabilities owing to or by Sellers

There is no indebtedness or any other liability (actual or contingent) owing by a Group Company to any Seller or to any Director or any person connected with any of them, nor is there any indebtedness owing to any Group Company by any such person.

1.6	Competing interests

None of the Warrantors have any interest in any Restricted Business other than the Group Companies.

2.	The Group’s Constitution
2.1	Share Capital
(A)	The Sale Shares comprise the whole of the issued and allotted share capital of the Company.
(B)

Part 2 of Schedule 2 contains true and complete particulars of the entire share capital of each of the Subsidiaries and all the shares shown in that Part 2 as issued are in issue fully paid and are beneficially owned and registered as set out in that Part 2 and are free from any Encumbrances.

(C)	There is no litigation, arbitration or other dispute or disagreement concerning the title to any of the Sale Shares or the shares in Part 2 of Schedule 2.
2.2	Options etc.

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share or loan capital of any Group Company under any option or other agreement (including conversion rights and rights of pre-emption).

2.3	Constitution

The copy of the memorandum and articles of association (or equivalent constitutional documents) of each Group Company is annexed to the Disclosure Letter is true and complete and sets out completely the rights and restrictions attaching to each class of share capital of the members of the Group.

2.4	Statutory registers and minute books

The statutory registers and minute books of the Group Companies which are required to be delivered to the Purchaser on Completion in accordance with the terms of this Agreement have been properly maintained in accordance with all material applicable legal requirements and contain a true, complete and up to date record of everything required to be recorded in the same.

2.5	Returns

All returns, particulars, resolutions and other documents required under any Law have been properly made, duly filed and delivered. All such documents which have been so delivered, whether or not required by any Law, were true and accurate in all material respects when so delivered and so far as the Warrantors are aware, the Group Companies have not received notification of the levy of any fine or penalty for non-compliance by the Group Companies or any officer of the Group Companies.

3.	The Group
3.1	Particulars of the members of the Group

Each Group Company is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and the particulars of each of them as set out in Schedule 2 are true, complete and accurate and no Group Company has any other subsidiaries.

3.2	Investments, associations and branches
(A)	No Group Company has any interest in the share or other capital of any company or corporation other than the Subsidiaries.
(B)

No Group Company is, nor has agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association, body or undertaking in which it is to participate with any other in any business or investment.

(C)

No Group Company has any branch, agency or place of business outside the UAE and nor any permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this Agreement) outside the UAE.

4.	The Law
4.1	Compliance with Laws
(A)

Each Group Company and each of their officers, agents and employees (during the course of their duty to the Group), respectively, has, at all times, conducted its business in accordance with all material Laws applicable in the UAE, ADGM or Dubai Silicon Oasis free zone and each other jurisdiction in which it has an establishment or conducts any business.

(B)

So far as the Warrantors are aware there are no events, matters or circumstances which have occurred and have not been remedied or are occurring or are in existence which render any Group Company liable under any material Laws applicable to its business.

(C)

So far as the Warrantors are aware there is no order, decree or judgment of any Authority outstanding against any Group Company or any person for whose acts any Group Company is vicariously liable which may have a Material Adverse Effect.

4.2	Authorisations
(A)

All Authorisations necessary or desirable under any Law for utilising any of the assets of each Group Company or carrying on effectively any material aspect of its business in the places and in the manner in which such business is now carried on have been validly obtained by each Group Company, are in full force and effect and none of them is limited in duration or subject to onerous conditions.

(B)	All reports, returns and information required by any Law or as a condition of any Authorisations to be made or given to any person or Authority in connection with the

Group’s business have been properly made or given to the appropriate person or Authority.
(C)

The utilisation of any of the assets of the Group Companies or the carrying on of any aspect of the Group’s business or any business now being carried on at any of the Property is not in material breach of any of the terms and conditions of any Authorisation and so far as the Sellers are aware there are no circumstances by which any Authorisation is likely to be suspended, cancelled or revoked nor will any of them expire within a period of one year from the date of this Agreement.

(D)	At and after Completion there will be no restriction on the right of any Group Company to carry on its business which does not now apply to any Group Company.
(E)

No Group Company has incurred any liability for or been required to pay an Authority any material fines, levies, costs, charges, penalties or other payment arising out of or relating to any failure, inadequacy, lack of approval or permission or exemption  from any Authority or in respect of any Authority.

4.3	Litigation and Investigations
(A)

No litigation or arbitration or administrative or criminal proceedings or investigation or enquiry is or are or have in the last 5 years been existing, pending or so far as the Warrantors are aware threatened or expected by or against any Group Company or any of its past or present officers, agents or employees and there are no facts or circumstances likely to give rise to the same.

(B)

No Group Company, nor any of its officers, agents or employees, respectively, has been a party to any undertaking or assurance given to any Authority or the subject of any injunction or other similar court order which is still in force.

(C)

No inquiry, complaint, investigation or proceeding has been brought, or is pending, threatened or expected in relation to any Group Company’s receipt, alleged receipt or misuse of any aid or financial assistance.

4.4	Fraud etc.

No officer, agent or employee of any Group Company has committed or purported to commit any Group Company to any contract or other obligation of any kind which is not in accordance with the authority given to such person and no such person or any of its customers or suppliers has committed any fraud upon the any Group Company or has misappropriated any of its property or assets or falsified any of its records.

4.5	Indemnities

No Group Company is under an obligation to indemnify any director or other officer, agent or employee of any Group Company in respect of any liability which would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to any Group Company.

4.6	Sanctions

None of the Sellers nor any Group Company has ever exported or re-exported any services, goods, software, technology or technical information:

(A)

to countries or regions subject to comprehensive U.S. sanctions (currently, Cuba, Iran, North Korea, Sudan, Syria, and Crimea region of Ukraine and as may be designated by the Office of Foreign Assets Control (“OFAC”) of the Treasury Department in the future); or

(B)	to:
(1)

persons listed on the Entity List, Denied Persons List, Unverified List, or any similar lists maintained by the Bureau of Industry and Security of the Department of Commerce (see https://www.bis.doc.gov/index.php/policy-guidance/lists-of-parties-of-concern; https://www.bis.doc.gov/index.php/policy-guidance/lists-of-parties-of-concern/denied-persons-list; https://www.bis.doc.gov/index.php/policy-guidance/lists-of-parties-of-concern/entity-list; https://www.bis.doc.gov/index.php/policy-guidance/lists-of-parties-of-concern/unverified-list; https://www.bis.doc.gov/urlmessages/consolidated_list_hp.html;

(2)

persons listed on the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or any similar lists maintained by OFAC (see https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx); or

(3)	any entity 50% or more owned by one or more of the parties identified in (2).
5.	The Group’s accounts and records
5.1	Books and Records

All accounts, books, ledgers, financial and other records of whatsoever kind of the Group:

(A)	are in the possession or under the control of the Group; and
(B)	have been properly maintained on a consistent basis and in accordance with all applicable legal requirements,

and so far as the Warrantors are aware no notice or allegation that any of the records is incorrect or should be rectified has been received.

5.2	2020 Accounts and 2021 Management Accounts

The 2020 Accounts and the 2021 April Accounts:

(A)	have been properly prepared in accordance with the Applicable Accounting Standards; and
(B)

show a true and fair view of the state of affairs of the Company and the Subsidiaries, in each case as at the Accounts Date or 30 April 2021 (in the case of the 2021 April Accounts), and of the profit or loss of the Company and the Subsidiaries and of the

Group Companies as a whole, for the accounting period ended on the Accounts Date or 30 April 2021 (in the case of the 2021 April Accounts).

The 2020 Accounts and 2021 Management Accounts:

(A)	(save as the 2020 Accounts or 2021 Management Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items; and
(B)

(save as the 2020 Accounts or 2021 Management Accounts expressly disclose) apply bases and policies of accounting which have been consistently applied in the unaudited financial statements of the Group Companies and the Subsidiaries, for the three prior accounting reference periods.

5.3	Provision for liabilities
(A)

Full provision has been made for all actual quantifiable material liabilities of the Group Companies in the (i) 2021 Management Accounts and (ii) 2020 Accounts, in respect of such liabilities outstanding at the Accounts Date.

(B)	Provision or note (as the case may be) has been made in the:
(1)	2021 Management Accounts; and
(2)	2020 Accounts, in accordance with generally accepted accounting practices in the UAE at the time they were audited,

for all other material liabilities of the Group Companies then outstanding whether contingent, unquantifiable, disputed or not including the cost of any work or material for which payment has been received or credit taken, any future loss which may arise in connection with uncompleted contracts and any claims against any Group Company in respect of completed contracts.

5.4	No Undisclosed Liabilities

No Group Company has any material liabilities required to be disclosed in a balance sheet, or in a footnote thereto, prepared in accordance with the Applicable Accounting Standards (whether accrued, absolute, contingent, unliquidated or otherwise), except (A) liabilities Disclosed in the Disclosure Letter or the Updated Disclosure Letter, (B) those which are adequately reflected or reserved against in the 2020 Accounts, and (C) those which are not, individually or in the aggregate, material in amount to the Group, taken as a whole.

6.	The Group’s business and the effect of the sale
6.1	Material Adverse Effect

Since the Accounts Date, there has not been any Material Adverse Effect and no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.2	Business since the Accounts Date

Since the Accounts Date:

(A)

each Group Company has carried on its business in the ordinary and usual course so as to maintain it as a going concern and without any interruption or alteration in the nature, scope or manner of its business;

(B)	no Group Company has borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise);
(C)

each Group Company has paid its creditors in accordance with their respective credit terms or (if not) within the time periods usually applicable to such creditors and save as disclosed there are no debts outstanding by any Group Company which have been due for more than four weeks;

(D)

no Group Company has entered into, or agreed to enter into, any commitment to acquire or dispose on capital account any asset of a value in excess of US$100,000 or any commitment involving expenditure by it on capital account;

(E)	no share or loan capital has been issued or agreed to be issued by any Group Company;
(F)

no distribution of capital or income has been declared, made or paid in respect of any share capital of any Group Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or share capital of any Group Company has been reduced, redeemed or repaid in whole or part or has become liable to be reduced, redeemed or repaid in whole or part;

(G)	no Group Company has done or omitted to do anything which might prejudicially affect its goodwill; and
(H)	no substantial customer or supplier of any Group Company has:
(1)	ceased or reduced the level of its trade with or supplies to any Group Company or indicated an intention to do any of the foregoing; or
(2)	changed or indicated an intention to change the terms on which it is prepared to trade with or supply the any Group Company; and
(I)

the Company has kept up to date and materially true and accurate records of the financial performance and state of affairs of the Group Companies prepared in accordance with the Applicable Accounting Standards used in preparing the 2020 Accounts and on a basis consistent with preparing such records in the proceedings year.

6.3	Consequence of share acquisition by the Purchaser

The acquisition of the Sale Shares by the Purchaser and compliance with the terms of this Agreement will not:

(A)	cause any Group Company to lose the benefit of any licence, consent, permit, approval or authorisation (public or private) or any contract, right or privilege it presently enjoys;
(B)	relieve any person of any obligation to any Group Company (whether contractual or otherwise) or enable any person to determine any such obligation or any contractual right or benefit now enjoyed by any Group Company or to exercise any right whether under an agreement with any Group Company or otherwise;
(C)	result in any present or future indebtedness of any Group Company becoming due or capable of being declared due and payable prior to its stated maturity;
(D)	give rise to or cause to become exercisable any right of pre-emption;
(E)	result in a breach of, or constitute a default under any provision of the memorandum or articles of association (or equivalent constitutional documents) of any Group Company;
(F)	result in a breach of, or constitute a default under any order, judgement or decree of any Authority or any Authorisation by which any Group Company is bound or subject; or
(G)	result in a breach of, or constitute a default under the terms, conditions or provisions of any agreement, or arrangement (including, but not limited to, any of the contracts of any Group Company),

and, to the best of the knowledge and belief of the Warrantors, each Group Company’s relationships with its key clients, key customers, key suppliers and key employees will not be adversely affected thereby and the Warrantors are not aware of any circumstances (whether or not connected with the Purchaser or the sale of the Sale Shares) indicating that, nor has it been informed or is otherwise aware that any person who now has business dealings with any Group Company would or might cease to do so from and after Completion.

6.4	Trading matters

True and complete copies of the standard terms upon which each Group Company carries on business or provides goods or services to any person are annexed to the Disclosure Letter or the Updated Disclosure Letter and no Group Company provides and has not provided any goods or services to any person on terms which differ from its standard terms as so annexed.

7.	The Group Company’s assets
7.1	Assets and charges
(A)

Except for current assets disposed of by the Group Companies in the ordinary course of its business, each Group Company is the owner legally and beneficially of and has good marketable title to all assets included in the 2020 Accounts and all assets which have been acquired by each Group Company, respectively since the Accounts Date and no Encumbrance is outstanding nor is there any agreement or commitment to give or create or allow any Encumbrance over or in respect of the whole or any part of the each Group Company’s assets, undertaking, goodwill or uncalled capital and no claim has been made by any person that he is entitled to any such Encumbrance.

(B)	Since the Accounts Date, save for disposals in the ordinary course of its business, the assets of each Group Company have been in the possession of, or under the control of, the Group.
(C)	No asset owned or used by the Group Companies is shared by any Group Company with any other person. The Group Companies do not require or depend for the continuation of its business or for the continuation of the method or manner or scope of operation of its business in the same way or manner or on the same basis as heretofore upon any assets, premises, facilities or services of any other person.

(D)	No charge in favour of any Group Company is void or voidable for want of registration.
(E)	No Group Company has:
(1)	sold, disposed or acquired any company or business; or
(2)

become a member of any joint venture, consortium, partnership or other unincorporated association; where it remains subject to any liability (whether contingently or otherwise) including but not limited to, any obligation to make payment of any contingent or deferred consideration.

(F)

All acquisitions, disposals, partnerships, joint ventures, consortiums and unreported associations entered into by a Group Company during the two years preceding the date of the Agreement have been disclosed.

7.2	Fixed assets

All fixed assets of the Group Companies including all vehicles, computer systems and other equipment used in, or in connection with, the business of the Group:

(A)	are owned by any Group Company;
(B)

are in reasonable repair and condition (taking into account their respective age and level of use), are in satisfactory working order and have been serviced and maintained properly and in accordance with applicable manufacturer’s recommendations and none is dangerous, inefficient, obsolete or in need of renewal or replacement;

(C)

are not unsafe, dangerous or in such a physical condition as to contravene the terms of any contract (express or implied) between any Group Company and any of its employees, customers or any other person, or otherwise contravene or infringe any Law applicable to each Group Company or any obligation to which it is subject or breach any duty of care which it owes;

(D)

are capable, and will (subject to fair wear and tear) be capable, over the period of time during which they will be written down to a nil value in the accounts of the Group Company, of doing the work for which they were designed or purchased;

(E)	are not surplus to any each Group Company’s current or proposed requirements;
(F)	have been installed, implemented and deployed in accordance with all Laws; and
(G)	are freely and physically accessible by employees of the Group.
7.3	Intellectual Property Rights
(A)

Each Group Company is the sole legal and beneficial owner, free from Encumbrances, of the Intellectual Property used in the operation of its business and (where such property is capable of registration) the registered proprietor thereof. None of the Intellectual Property used by any Group Company is (or is alleged to be)

invalid or either infringes (or is alleged to infringe) the intellectual property rights of any other person.
(B)	The Group’s Intellectual Property Agreements are valid and binding and no Group Company is in breach of any of the provisions of such agreements.
(C)	All the Intellectual Property used by the Group Companies is owned by it and it does not use any Intellectual Property in respect of which any third party has any right, title or interest.
(D)

Confidential information and know-how used by each Group Company is kept strictly confidential and each Group Company operates and fully complies with procedures which maintain such confidentiality. The Warrantors are not aware of any such confidentiality having been breached.

(E)

No person has any right to payment of any outstanding royalties, fees, commissions or other payments with respect to the use of, or any interest in, any Intellectual Property beneficially or legally owned or used by the Group Companies.

8.	Information Technology
8.1	Identification and Ownership
(A)	Particulars of all the IT Systems are set out in the Disclosure Letter or the Updated Disclosure Letter with sufficient detail to identify the same.
(B)

Save as set out in the Disclosure Letter or the Updated Disclosure Letter, all IT Systems and data are owned by the Group Companies and are not wholly or partly dependent on the facilities or services not under the exclusive ownership and control of the Group.

(C)

The Group Companies have in its possession or in its control the source code of all Software owned by it and all necessary documentation so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of such Software that are currently maintained by the Group.

(D)	Except as Disclosed, the IT Systems (or any part of them) do not include software licensed under an Open Source Licence whose terms require the IT Systems to be:
(1)	disclosed or distributed in source code form; or
(2)	licensed to third parties for the purpose of making derivative works.
8.2	Computer Operation and Maintenance
(A)

All the IT Systems are in good working order, functioning in accordance with all applicable specifications and have been and are being regularly maintained and replaced in accordance with manufacturer’s recommendations. No part of the IT Systems has materially failed to function at any time during the five years prior to the date of this Agreement.

(B)

The Group Companies have full and unrestricted access to and use of the IT Systems and no third party agreements or consents are required to enable the Group Companies to continue such access and use following Completion.

(C)

There are no viruses, worms, trojan horses or other extraneously induced malfunction in the IT Systems nor are there any other defects in the same that would prevent such IT Systems from performing in all respects the tasks and functions they were intended to perform.  No person has had unauthorised access to the IT Systems or any data stored on the same. Each Group Company operates a documented procedure to avoid such infections and unauthorised access.

(D)

Each Group Company has maintained and protected the IT Systems with confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secrets or confidential information contained in the same.

(E)	So far as the Warrantors are aware:
(1)	it is not necessary or desirable to incur any further expenditure on the modification, development, expansion or (save in the normal course of business) replacement of the IT Systems; and
(2)

the present capacity of the IT Systems is sufficient in order to satisfy the requirements of the Group Companies with regard to data processing and communications during the period ending three years from the date of this Agreement.

(F)

All data processed using the IT Systems have been regularly archived either in hard copy form or on disks which in either case have been properly stored and catalogued in a secure location either on or off the Property and the same are available for inspection as required by the Group Companies from time to time.

(G)

The Group Companies have taken all reasonable steps necessary to ensure that its business can continue in the event of a failure of the IT Systems (whether due to a natural disaster, power failure or otherwise).

9.	Property
9.1	Title to Property
(A)

Except as Disclosed, no Group Company has any other estate or interest in or over land or premises and does not occupy any other land or premises and has not entered into any agreement to acquire or dispose of any land or premises or any estate or interest therein which has not been completed.

(B)

Each of the Property is held free from any Encumbrance, lease, sub-lease, tenancy, licence or right of occupation, rent charge, exception, reservation, right, easement, quasi-easement or privilege (or agreement for any of the same) in favour of a third party.

(C)	There are attached to each of the Property all rights necessary for its current use (without restriction as to time or otherwise).
9.2	Matters affecting Property
(A)

None of the Properties or any part thereof is affected to any material extent by any of the following matters: any outstanding dispute, notice or complaint or so far as the Warrantors are aware, any covenant, restriction or other right which is of an unusual nature or which affects or might in the future affect the use of any of the Properties for the purpose for which it is now used (the “current use”) or which affects or might in the future affect the value of the Properties.
(B)

Each of the Properties is in a good state of repair and condition and fit for the current use and no deleterious material was used in the construction, alteration or repair of any of them and there are no development works, redevelopment works or fitting out works outstanding in respect of any of the Properties.

(C)

All restrictions, conditions and covenants affecting any of the Properties have been observed and performed and no notice of any breach of any of the same has been received or is to the Warrantors’ knowledge likely to be received.

(D)	The current use of the Properties and the conduct of any business in or from the same complies in all respects with all relevant Laws and all necessary Authorisations.
9.3	Outstanding Properties liabilities

Except in relation to the Properties, no Group Company has liabilities (actual or contingent) arising out of the conveyance, transfer, lease, sublease, tenancy, licence, agreement or other document relating to land or premises or an estate or interest in or over land or premises, including leasehold premises assigned or otherwise disposed of.

10.	The Group’s contracts
10.1	No other contracts

There are not in force in relation to the Group’s business or assets any agreements, or other arrangements to which any of the Sellers or any person connected with any of them is a party or of which it has the benefit, the benefit of which would be required to be assigned to or otherwise vested in the Group Companies to enable the Group Companies to carry on its business and/or to enjoy all the rights and privileges attaching the same.

10.2	Validity

Each of the Group’s contracts is valid and binding and no notice of termination of any such contract has been received so far as the Warrantors are aware or served by any Group Company.

10.3	Contractual arrangements

No Group Company is a party to or subject to any agreement, transaction, or other arrangement which:

(A)	is known by the Sellers or by any Group Company to be likely to result in a loss to any Group Company on completion of performance; or
(B)	cannot readily be fulfilled or performed by the relevant any Group Company on time and without undue or unusual expenditure of money or effort; or
(C)	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature; or
(D)	in any way restricts the Group’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(E)	can be terminated as a result of any change in the underlying ownership or control of any Group Company, or would be materially affected by such change; or
(F)	is in any way otherwise than in the ordinary course of each Group Company’s business.
10.4	Substantial or significant contracts

No contract, agreement, transaction, obligation, commitment, understanding, arrangement or liability entered into by any Group Company and now outstanding or unperformed involves obligations on the part of any Group Company which will cause or are likely to cause any Group Company to incur expenditure or an obligation to pay money in excess of US$500,000.

10.5	Defaults

No Group Company nor any other party to any agreement with any Group Company is in default of the same, and no Group Company is aware of any invalidity or grounds for termination, avoidance, rescission or repudiation of any agreement to which any Group Company is a party which, in any such case, would be material in the context of the financial or trading position of any Group Company nor (so far as the Warrantors are aware) are there any circumstances likely to give rise to any such event.

10.6	Sureties

No Seller nor any other person has given any guarantee of or security for, any overdraft loan, loan facility or off-balance sheet financing granted to any Group Company nor has any Group Company given any guarantee of or security for any overdraft loan, loan facility or off-balance sheet financing granted to any of the Sellers or any person connected with any of them or any other person and there is not now outstanding in respect of any Group Company any guarantee or warranty or agreement for indemnity or for suretyship given by or for the accommodation of any Group Company or in respect of any Group Company’s business.

10.7	Powers of attorney

No power of attorney given by any Group Company (other than to the holder of an Encumbrance solely to facilitate its enforcement) is now in force.  No person, as agent or otherwise, is entitled or authorised to bind or commit any Group Company to any obligation not in the ordinary course of any Group Company’s business, and the Warrantors are not aware of any person purporting to do so.

10.8	Related party dealings
(A)

There is not outstanding, and there has not at any time during the last six years been outstanding, any agreement or arrangement to which any Group Company is a party and in which any of the Sellers, any person beneficially interested in any Group Company’s share capital, any Director or any person connected with any of them is or has been interested, whether directly or indirectly.

(B)	No Group Company is a party to, nor have its profits or financial position during such period been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.

(C)

All costs incurred by or for the benefit of any Group Company have been fully charged to the relevant Group Company and not borne in whole or in part by any of the Sellers or any person connected with any of them or any other person.

10.9	Debts

There are no debts owing by or to any Group Company other than debts which have arisen in the ordinary course of business, nor has any Group Company lent any money which has not been repaid.

10.10	Options and guarantees

No Group Company is a party to any option or pre-emption right, and it has not given any guarantee, suretyship, comfort letter or any other obligation (whatever called) to pay, provide funds or take action in the event of default in the payment of any indebtedness of any other person or in the performance of any obligation of any other person.

10.11	Tenders, etc.

No offer, tender, or the like is outstanding which is capable of being converted into an obligation of any Group Company by an acceptance or other act of some other person and no Group Company is in negotiations with, nor has it put proposals forward or entered into discussions with any customer or supplier for the renewal of any existing business or acquisition of any new business which, in any such case is or might be material in the context of the transaction the subject of this Agreement.

11.	The Group Companies and their bankers
11.1	Borrowings

The total amount borrowed by each Group Company from its bankers does not exceed its facilities and the total amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association (or equivalent constitutional documents), or in any debenture or loan stock deed or other instrument.

11.2	Continuance of facilities

Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to each Group Company are given in the Disclosure Letter or the Updated Disclosure Letter and true and correct copies of all documents relating to the same are annexed to the Disclosure Letter or the Updated Disclosure Letter and none of the Sellers nor the Company is in breach of any of such facilities or otherwise has done anything as a result of which the continuance of any such facilities in full force and effect might be affected or prejudiced.

11.3	Off-balance sheet financing

No Group Company has engaged in any borrowing or financing not required to be reflected in the 2020 Accounts and 2021 Management Accounts.

12.	Directors and Employees
12.1	Directors

Part 1 and Part 2 of Schedule 2 show the full names of and offices held by each person who is a director of each Group Company and no other person is a director or shadow director of any Group Company.

12.2	Employees
(A)

The individuals, details of whom are given in or annexed to the Disclosure Letter or the Updated Disclosure Letter (the “Employees”) are the only employees of the Group Companies at the date of this Agreement and no Group Company has entered into any contract or arrangement with a third party for providing employees or sources (through employees of such third party which may be considered as employees of the Group) to the Group.

(B)

Each Group Company has in relation to each of its Employees complied with all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice and all contractual obligations in any such case affecting its employment or engagement of any such persons.

(C)

There are no employee representatives representing all or any of the Employees and none of the Employees belongs or has belonged at any material time to an independent trade union recognised by any Group Company.  Each Group Company has complied with all of its statutory obligations to inform and consult appropriate representatives as required by law.

(D)

No Group Company is under any present or future liability to pay to any of the Employees or to any other person who is or has been in any manner connected with any Group Company any pension, superannuation allowance, death benefit, retirement gratuity or like benefit or to contribute to any life assurance scheme, medical insurance scheme, or permanent health scheme and no Group Company has made any such payments or contributions on a voluntary basis nor is it proposing to do so.

(E)

There is no other person who is being treated as an employee of a Group Company, or is otherwise entitled to any employment related benefits from any Group Company (including some security benefits, old age benefit contributions, gratuity, minimum wages or protection against unfair dismissal in respect of the period prior to completion.

12.3	Disputes with Employees

So far as the Warrantors are aware there is no:

(A)

outstanding or threatened claim by any person who is now or has been an employee of any Group Company or statutory dismissal, disciplinary or grievance procedure in progress or which should be in progress in relation to any of the said persons, or dispute outstanding with any of the said persons or with any unions or any other body representing all or any of them in relation to their employment by any Group Company or circumstances likely to give rise to any such dispute;

(B)	industrial action involving any employee, whether official or unofficial, currently occurring or threatened.

13.	Tax Warranties
13.1	Tax Provisions

Full provision or reserve has been made in the 2020 Accounts and 2021 Management Accounts for all Tax liable to be assessed on each Group Company or for which it is or may become liable in respect of income, profits or gains earned, accrued or received on or before the Accounts Date and any event on or before the Accounts Date including any dividends, payments of interest and other distributions (deemed or otherwise) on share or loan capital made down to such date or reflected in the 2020 Accounts and, where appropriate, full provision has been made in the 2020 Accounts and 2021 Management Accounts for any Tax which is or may become payable on the happening of a future event or contingency calculated in accordance with accounting principles which are generally accepted in the jurisdiction of each Group Company’s incorporation.

13.2	Account Date transactions

Since the Account Date:

(A)

no Group Company has been involved in any transaction which has given or may give rise to a liability to Tax on any Group Company other than Tax on normal trading income or turnover arising from transactions entered into in the ordinary course of business; and

(B)	no payment has been made by any Group Company which will be wholly or partly disallowable as a deduction or charge in computing profits for Tax purposes.
13.3	Returns

Each Group Company has properly and punctually made all returns and provided all information required for Tax purposes, all such returns and information remain correct and complete and no returns or information is disputed by the relevant Tax Authority which has, where so required, agreed the accounts, tax computations and returns of each Group Company for all accounting periods up to and including the Balance Account Date and the Warrantors are not aware that any dispute is likely, or that any event, act or omission has occurred, which would or might give rise to any penalty, fine, surcharge, or interest.

13.4	Records

Each Group Company has kept and preserved all such records and information as may be needed to enable it to deliver correct and complete returns to all relevant Tax Authorities for all accounting periods for which such returns are required.

13.5	Payment of Tax

Each Group Company has duly and punctually paid all Tax which it has become liable to pay and has not paid any Tax which it was and is not properly due to pay. No Group Company is under any liability to pay any penalty, fine, surcharge, interest or any other additional payment in connection with any claim or liability for Tax and there are no circumstances which may give rise to any such penalty, fine, surcharge, interest or other additional payment.

13.6	Audits

No Group Company has in the last six years received any visit or inspection from any Tax Authority nor any enquiry into any return made by any Group Company.

13.7	Disputes

There is not now, and has not been in the last seven years, any dispute between any Group Company and any Tax Authority concerning the amount of any Tax liability of any Group Company nor has any Group Company incurred any liability to any penalty, fine, surcharge or interest in connection with any Tax and nor are there any circumstances in existence which may give rise to any such dispute or any such penalty, fine, surcharge or interest.

13.8	Tax residence

Each Group Company is and always has been resident for Tax purposes only in the jurisdiction in which it is incorporated.

13.9	Special arrangements and concessions

Full details of any special arrangements and concessions which relate to or affect each Group Company and which have been made with any Tax Authority or relied upon by any Group Company, are set out in the Disclosure Letter or the Updated Disclosure Letter.  No Group Company has taken any action which has had, or might have, the result of prejudicing or disturbing any such arrangement or concession.

13.10	Payments under deduction

All payments by each Group Company to any person which are required by law to be made under deduction of Tax have been so made and each Group Company has (if required by law to do so) provided certificates of deduction to such person and accounted to any relevant Tax Authority for any Tax deducted to the extent required.

13.11	Payments and disallowances

No rents, interest, annual payments or other sums of an income nature payable by any Group Company or which any Group Company is under an obligation to pay in the future are wholly or partially disallowable as deductions or charges in computing profits for Tax purposes.

13.12	Claims, elections etc.

All claims for relief, allowances or repayment of Tax and all elections, options and the like which have, will or may affect the liability of any Group Company for Tax have been duly and properly made and remain valid.  The Disclosure Letter or the Updated Disclosure Letter contains full details of all such elections, options and the like made by each Group Company during the last seven years or which continue to have effect.

13.13	Tax Losses

All losses and reliefs shown in the 2020 Accounts and 2021 Management Accounts or in each Group Company’s Tax returns or computations are valid and properly claimed and are available to offset taxable profits of any Group Company and there are no circumstances in existence which might cause the disallowance in whole or part of any such losses or reliefs.

13.14	Consents and clearances

No Group Company has carried out any action which requires the prior consent or clearance of any Tax Authority without first obtaining such consent or clearance and all such consents and clearances have been properly obtained on the basis of complete and accurate information.

13.15	Rulings etc.

There are annexed to the Disclosure Letter or the Updated Disclosure Letter copies of all correspondence relating to any applications for any rulings, opinions or decisions regarding the liability of each Group Company for any Tax which has been made in the last seven years or which continue to have effect.

13.16	Anti-avoidance

No Group Company has at any time entered into or been party to any transactions, schemes or arrangements which either:

(A)	were entered into solely or wholly or mainly with a view to avoiding, reducing, postponing or extinguishing any actual or potential liability to Tax; or
(B)	contain steps inserted without any commercial or business purpose; or
(C)	could be re-characterised for Tax purposes under any legislation, enactment or other law or otherwise by any Tax Authority.
13.17	Capital assets

The respective values assigned to the assets of each Group Company in the 2020 Accounts and 2021 Management Accounts are in all cases the same as the acquisition and/or written down values of such assets for Tax purposes and no such assets have been acquired other than by way of bargain at arm’s length.  No liability to Tax would be incurred by any Group Company on a sale of all such assets at their said values.

13.18	Transfer pricing

In respect of every transaction or series of transactions in respect of which any Group Company is subject to any transfer pricing rules:

(A)	each such transactions has been carried out at arm’s length prices;
(B)	provision between any Group Company and any other persons is not susceptible to adjustment by any Tax Authority; and
(C)

each Group Company has prepared and retained all such documentation as is necessary or reasonable to identify the terms of the transactions and the methodology used in arriving at arm’s length terms for such transactions.

13.19	Tax liabilities of others

Each Group Company has properly deducted, accounted for and paid over to the appropriate Tax Authority all deductions and payments of Tax which it is required to make in respect of the liability to Tax of any other person, including (without limitation) in respect of any payments and benefits made or treated as made to employees, ex-employees, officers, agents or contractors of any Group Company. Each Group Company has punctually and correctly made all returns which it is required to make in connection with such deductions and payments and has accounted for all such deductions and payment to the relevant Tax Authority.

13.20	Sales, turnover and value added taxes
(A)

Each Group Company has complied with all legislation relating to sales, turnover or value added or similar taxes (“Sales Tax”) to which it is subject and in particular has complied with all requirements to register for any Sales Taxes.

(B)

All goods, services or other inputs for which any Group Company has claimed any credit, deduction or similar have been or are to be used for the purposes of such Group Company’s business and a valid credit, deduction or similar is available to the extent claimed.

13.21	Stamp duties

Each Group Company has duly paid or has procured to be paid all stamp duties, transfer duties or taxes and other document taxes on all documents to which it is a party or in which it is interested and which are liable to any such taxes or duties.

13.22	Inheritance and gift taxes

No Group Company is liable to any Tax in respect of any gift or any transfer of value in respect of which it is or has been the transferee or the transferor.

13.23	Effect of Completion etc.

Neither the entering into of this Agreement nor Completion will cause any Group Company to incur or sustain any liability to Tax which would not otherwise have arisen or affect the value of any asset or property of any Group Company for the purposes of ascertaining any present or future liability of the Group Companies to Tax.

14.	Insurance
14.1

Each Group Company has at all times maintained such insurance policies as it is required to do so under applicable law and has not been in breach of such insurance policies or had such insurance policies revoked by the relevant insurance provider.

15.	Miscellaneous
15.1	Information provided by the Sellers for applications etc.

All information provided or to be provided by or on behalf of the Sellers for the purposes of any application, notification or filing submitted or intended to be submitted to any Authority in relation to the acquisition contemplated by this Agreement was, when provided, and remains, or will when provided be true, accurate and complete in all respects and not misleading in any way and such information comprises, or when provided will comprise, all information known or which ought to be known to the Sellers which is, or which may reasonably be considered to be, material to each such application, notification or filing.

15.2	All material matters disclosed

All information contained or referred to in the Disclosure Letter or the Updated Disclosure Letter or in anything annexed to it or which has otherwise been disclosed by or on behalf of the Sellers to the Purchaser (or its advisers) on or prior to the date of this Agreement is true and accurate in all material respects and the Warrantors are not aware of any other fact or matter which renders any such information misleading in any material respect because of any omission, ambiguity or for any other reason. The Sellers have disclosed to the Purchaser all information and facts relating to each Group Company and its business, assets and undertaking (including financial information) which are or may be material for disclosure to a purchaser of the Sale Shares on the terms of this Agreement.

Schedule 7: RESTRICTIVE COVENANTS

1.	Restricted Business

“Restricted Business” means the business in the Middle East region and which directly or indirectly competes with the business of any Group Company carried on at the Completion Date.

Undertakings

1.1	Time Limited Undertakings

Each of Anand Nagaraj, Ashok Balasubramanian, and Sumit Rungta undertake to the Purchaser that he will not (whether directly or indirectly) for the period of 18 months after the date on which he ceases to be an employee, director or contractor of the Group:

(A)

carry on or be engaged, concerned or interested (directly or indirectly and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise) in carrying on any Restricted Business; and

(B)

solicit or endeavour to entice away any person who is, on or after the Completion Date, an officer, manager, senior employee, agent or consultant of any Group Company whether or not such person would commit a breach of contract by reason of leaving service or office; and

(C)

in connection with any Restricted Business, solicit the custom of or endeavour to entice away from any Group Company or otherwise deal with any person who is, on or after the Completion Date, a client or customer of any Group Company whether or not such person would commit a breach of contract by reason of transferring business; and

(D)

in connection with any Restricted Business, endeavour to entice away from any Group Company any person who is, on or after the Completion Date, a supplier of any Group Company whether or not such person would commit a breach of contract by reason of transferring business.

1.2	Undertakings Unlimited in Time

Each of Anand Nagaraj, Ashok Balasubramanian, and Sumit Rungta undertakes to the Purchaser that he will not (whether directly or indirectly) at any time after the date of this Agreement directly or indirectly use or attempt to use or register or attempt to register in the course of any business any valid trade or service mark, trade name, design or logo used in the business of any Group Company or any other name, logo, trade or service mark or design which is or might be confusingly similar thereto.

1.3	Other

The undertakings in this paragraph 1.3 are for the benefit of the Purchaser, the Group Companies and the Purchaser’s successors in title and apply to actions carried out by any Warrantor or representative of the Warrantor in any capacity and whether directly or indirectly, on any Warrantor’s own behalf or in conjunction with or on behalf of any other person.

1.4	Separate undertakings

Each of the undertakings in the sub-paragraphs 1.1(A) to 1.1(D) of this Schedule shall be construed as a separate and independent undertaking and if one or more of the undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

1.5	Reasonableness
(A)

Each of Anand Nagaraj, Ashok Balasubramanian, and Sumit Rungta agree that each of the restrictions and undertakings contained in paragraph 1.1(A) of this Schedule 7 are reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of the Group, but if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

(B)

Without prejudice to paragraph 1.5(A), if any restriction or undertaking is found by any court or other competent Authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same commercial effect as that which it replaces.

1.6	Confidential Information concerning the Group

Each of the Sellers shall not and shall procure that none of its Affiliates or their Affiliated Persons (as applicable) or any officer, employee, agent or adviser of that Seller or of any such Affiliate shall make use of or divulge to any other person (other than to the Seller’s professional advisers for any purposes of this Agreement or any matter arising out of it) any Confidential Information relating to the Group Companies save only:

(A)

in so far as the same has become public knowledge otherwise than, directly or indirectly, through the breach by any Seller of this Schedule 7 or the failure of any such Affiliate, officer, employee, agent or adviser referred to above to keep the same confidential; or

(B)	to the extent required by Law or by any Authority having jurisdiction over it and whether or not the requirement has the force of Law.

Schedule 8: ASSUMED CONTRACTS

Lease Services Agreement of Techfin Solutions FZCO dated 16 December 2020
Sustainability Contract between Trade Core Business Centre and Invoice Bazaar Forfaiting Services LLC
Marketing Agreement between IBFSL and Souq.com FZ LLC dated 29 November 2020
Services Agreement between IBFSL and Commercial Bank of Dubai PSC dated 4 January 2021
Referral Agreement between TechFin Solutions FZCO and PayTabs dated 14 April 2020
Lending Partnership Agreement between TechFin Solutions FZCO and Prayosha Food Services Private Limited dated 17 September 2020
Payment Service Provider Agreement between IBFSL and Prayosha Food Services Private Limited dated 04 November 2020
IB Service Agreement between IBFSL and the National Bank of Ras Al Khaimah dated 21 January 2019
Limits on SCF between IBFSL and the National Bank of Ras Al Khaimah dated 07 February 2019
Memorandum of Agreement between IBFSL and the National Bank of Ras Al Khaimah dated 16 October 2017
Addendum No. 1 to the Memorandum of Agreement between IBFSL and the National Bank of Ras Al Khaimah dated 16 October 2020
E-Commerce Seller Service Agreement between TechFin Solutions FZCO and the National Bank of Ras Al Khaimah dated 31 December 2020
Memorandum of Understanding between TechFin Solutions FZCO and RSA Global dated 07 June 2020
Service Agreement between TechFin Solutions FZCO and Blink Technologies FZCO dated 01 July 2020
Master Agreement between TechFin Solutions FZCO and Delivery Hero Talabat DB LLC dated 25 January 2021
Master Agreement between TechFin Solutions FZCO and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 08 November 2020
Letter of Authorisation between Beirut Bites DMCC and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 06 December 2020
Letter of Authorisation between Pind Da Dhaba and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 06 December 2020

Letter of Authorisation between Saleem’s Of Delhi and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 06 December 2020
Letter of Authorisation between Poke & Co Restaurant LTD and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 05 December 2020
Letter of Authorisation between Poke & Co Restaurant LTD and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 05 December 2020
Letter of Authorisation between Vijith Vijayan Padnakayil and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 05 January 2021
Letter of Authorisation between Anusha Adlapalli and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 24 November 2020
Letter of Authorisation between Poke & Co Restaurant LTD and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 05 December 2020
Letter of Authorisation between Dayanand Laxman Mali and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 16 December 2020
Letter of Authorisation between Suveesh P. S and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 18 January 2021
Letter of Authorisation between Anis Sadiq and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 27 November 2020
Letter of Authorisation between Sauranj Abbott and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 16 December 2020
Letter of Authorisation between Hyung Jun Lee and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 11 December 2020
Letter of Authorisation between Narsib Ali Tahir and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 14 December 2020
Letter of Authorisation between Poke & Co Restaurant LTD and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 05 December 2020
Letter of Authorisation between Keerthi Ram Renga Samy Venkatachalam and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 03 February 2021
Letter of Authorisation between Cedin Paul and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 30 November 2020
Letter of Authorisation between Woks Den Restaurant LLLC and Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) dated 15 November 2020
Process Agreement between Delivery Hero Talabat DB LLC and Zomato Media Private Limited (Dubai Branch) and Techfin Solutions FZCO dated 08 November 2020

Schedule 9: RELATED PARTY AGREEMENTS

A master invoice discounting agreement between Invoice Bazaar Forfaiting Services LLC and PKK Chemical Marketing FZE dated 24 June 2019
A guarantee between PKK Chemical Marketing FZE, Allywn D’Souza and Invoice Bazaar Forfaiting Services LLC dated 24 June 2019
A term sheet between Invoice Bazaar Forfaiting Services LLC and PKK Chemical Marketing FZE dated 19 January 2021
A supplier payment agreement between Invoice Bazaar Forfaiting Services LLC and Strong Plant LLC dated 15 April 2019
A guarantee between Strong Roots Technologies LLC, Tsegaye Alemayehu Gebremariam and Invoice Bazaar Forfaiting Services LLC dated 16 December 2020
A master invoice discounting agreement between Invoice Bazaar Forfaiting Services LLC and Strong Roots Technologies LLC dated 16 December 2020
A term sheet between Invoice Bazaar Forfaiting Services LLC and Strong Roots Technologies LLC dated 20 December 2020

Schedule 10: DISCLOSURE LETTER

To:	Triterras Fintech Pte Limited
#23-02, Republic Plaza, Singapore

[] 2021

Dear Sirs

1.	Introduction
1.1

We refer to the share purchase agreement (the Agreement) to be entered into today between the Sellers listed in Schedule 1 thereto (the Sellers) and Triterras Fintech Pte Limited (the Purchaser) for the sale and purchase of the entire issued share capital of IB Holdings Limited and one ordinary share in Techfin Solutions FZCO.

1.2

This letter together with the attached schedule and the annexed documents is the disclosure letter referred to in the Agreement and constitutes formal disclosure to the Purchaser of certain matters, facts and circumstances in relation to the representations, warranties, covenants, undertakings and indemnities contained in the Agreement or any deed, agreement or document entered into pursuant to the Agreement (the Warranties).  The Warranties are given on the basis that the following matters have been disclosed and are accepted by you as having been disclosed and that the Warranties are qualified by such disclosures accordingly.

1.3	Words and expressions which are defined in the Agreement shall, so far as the context permits, have the same meaning in this letter.
1.4

If any inconsistency is revealed between the terms of the Agreement or any agreement or other document entered into pursuant to the Agreement and this letter, the terms of this letter shall prevail for all purposes.

1.5

Any matter disclosed or referred to in this Disclosure Letter will be taken as an effective disclosure in respect of all of the Warranties as a whole notwithstanding that reference has, for the sake of convenience, been made in some instances to particular Warranties.

1.6	This letter is governed by English law.
2.	General disclosures

By way of general disclosure the following information and matters are disclosed or deemed disclosed to the Purchaser:

2.1	the contents of the Agreement and all documents or transactions referred to in it;
2.2

any information or matters contained or referred to in the bundle of documents annexed to this letter, a copy of which have been initialled by or on behalf of the Warrantors and the Purchaser for the purposes of identification; and

2.3	the contents of the memorandum and articles of association of the Group Companies and the documents annexed to them.

3.	Specific disclosures

Without prejudice to the generality of the above the following specific disclosures are made in relation to the Warranties.  References to paragraph headings and numbers shall, unless the context otherwise requires, be to those headings and numbered paragraphs in Schedule 6 of the Agreement. Such headings and numbering are for convenience only and shall not alter the construction of this letter nor in any way limit the effect of any of the disclosures, all of which are made against the Warranties as a whole.

Warranty number	Disclosure

[ ]	[ ]

4.	Annexures

You will find attached to this letter a bundle of documents which are referred to in the main body of the text.  An index of the attached documents is set out in Schedule 1 to this letter.

Please acknowledge safe receipt and acceptance of this letter and the annexures by signing, dating and returning the duplicate copy to us.

Yours faithfully

for and on behalf of [___]

We acknowledge receipt of the original of this letter and the annexures attached to it and accept the contents of the letter and the annexures on the terms set out in this letter.

for and on behalf of [___]

dated:

SCHEDULE 1

Index of disclosure documents

Schedule 11: SELLERS’ BANK ACCOUNT

Seller	Seller Bank Account
Anand Nagaraj	Account Title: Anand Nagaraj IBAN: AE090210000002105355861 Bank Name: Citibank N.A SWIFT CODE: CITIAEAD Bank Address: Oud Metha Building, PO Box 749, Dubai, UAE Account Country: UAE
Ashok Balasubramanian	Account Title: Ashok Balasubramanian IBAN: AE180260001025207629902 Bank Name: Emirates NBD Bank SWIFT CODE: EBILAEAD Bank Address: Dubai Silicon Oasis Branch, Dubai Account Country: UAE
Sumit Rungta	Account Title: Sumit Rungta IBAN: AE220400000332717330003 Bank Name: National Bank of Ras al Khaimah (RAKBANK) SWIFT CODE: NRAKAEAK Bank Address: Bur Dubai branch, Dubai, UAE Account Country: UAE
Ashish Kirat Desai	Account Title: Ashish Kirat Desai IBAN: AE85 0260 0010 2244 5686 101 Bank Name: Emirates NBD Bank SWIFT CODE: EBILAEAD Bank Address: Group Head Office Branch, Baniyas Road, Dubai Account Country: UAE
Allwyn D’Souza	Account Title: Allwyn D’Souza IBAN: AE760210000001101992378 Bank Name: Citibank.N.A SWIFT CODE: CITIAEAD Bank Address: Oud Metha Building, PO Box 749, Dubai, UAE Account Country: UAE
Tsegaye Alayamehu Gebremariam	Account Title: Tsegaye Alayamehu Gebremariam IBAN:AE870271271001983074027 Bank Name: First Abu Dhabi Bank SWIFT CODE: FGBMAEAA Bank Address: Sheikh Zayed Road, Dubai, UAE Account Country: UAE

Dharmil Chandrakant Gandhi

Account Title: Dharmil Chandrakant Gandhi

IBAN: AE200400000033488678031

Bank Name: National Bank of Ras al Khaimah (RAKBANK)

SWIFT CODE: NRAKAEAK

Bank Address: Oud Metha, Next to Lamcy Plaza, Dubai

Account Country: UAE

Archana Shankar

Account Title: Archana Shankar

IBAN: AE730400000332909589002

Bank Name: National Bank of Ras al Khaimah (RAKBANK)

SWIFT CODE: NRAKAEAK

Bank Address: Oud Metha, Next to Lamcy Plaza, Dubai

Account Country: UAE

This Agreement has been executed on the date shown on the first page.

EXECUTED by

Triterras Fintech Pte Limited

by a director:

Signature of director

Name of director (please print)

EXECUTED by

Anand Nagaraj

EXECUTED by

Ashok Balasubramanian

EXECUTED by

Sumit Rungta

EXECUTED by

Ashish Kirat Desai

EXECUTED by Allwyn D’Souza

EXECUTED by

Tsegaye Alayamehu Gebremariam

EXECUTED by

Dharmil Chandrakant Gandhi

EXECUTED by

Archana Shankar